Exhibit 10.46

SHARE PURCHASE AGREEMENT

among

MULTI-FINELINE ELECTRONIX SINGAPORE PTE. LTD.

a private company of Singapore limited by shares;

PELIKON LIMITED

a private limited company of England and Wales;

MULTI-FINELINE ELECTRONIX, INC.

a Delaware corporation;

THE SELLING SHAREHOLDERS;

and

MICHAEL POWELL, as the Shareholders’ Representative

Dated as of November 18, 2008

EXHIBITS AND SCHEDULES

Exhibit A	-	Certain Definitions

Exhibit B	-	Form of Lender Promissory Notes

Exhibit C	-	Form of Remaining Shareholder Promissory Note

Exhibit D	-	Form of Selling Shareholder Promissory Notes

Exhibit E	-	Form of Contingent Consideration Note

Exhibit F	-	List of Key Employees

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as a deed as of November 18, 2008 (the “Agreement Date”), by and among Multi-Fineline Electronix Singapore Pte. Ltd., a private company of Singapore limited by shares (“Purchaser”), Pelikon Limited, a private limited company of England and Wales (the “Company”), Multi-Fineline Electronix, Inc., a Delaware corporation (“Parent”), the members of the Company set forth on the signature pages hereto (each a “Selling Shareholder” and together, the “Selling Shareholders”), and Michael Powell, an individual serving as and entering into this Agreement in the capacity of the Shareholders’ Representative (the “Shareholders’ Representative,” as replaced or substituted from time to time in accordance with Section 10.1(b) hereof). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Exhibit A hereto.

RECITALS

WHEREAS, the Purchaser has made a bona fide offer on an arm’s length basis to purchase all of the issued ordinary shares of £0.001 each in the capital of the Company (the “Company Ordinary Shares”) for aggregate consideration as described in Article 1 hereof;

WHEREAS, the Selling Shareholders collectively own 92.7% of the issued Company Ordinary Shares;

WHEREAS, the Selling Shareholders desire to sell to the Purchaser all of the Company Ordinary Shares held by them (the “Selling Shareholder Shares”), and the Purchaser desires to purchase from the Selling Shareholders all of the Selling Shareholder Shares, on the terms and subject to the conditions contained in this Agreement;

WHEREAS, the Articles of Association of the Company provide that if holders of at least 75% of the issued Company Ordinary Shares intend to sell all of their holdings of Company Ordinary Shares to a proposed purchaser who has made a bona fide offer on an arm’s length basis for all of the issued Company Ordinary Shares, such selling holders can compel the remaining holders of Company Ordinary Shares (the “Remaining Shareholders” and, together with the Selling Shareholders, the “Sellers”) to sell all Company Ordinary Shares held by them (the “Remaining Shareholder Shares” and, together with the Selling Shareholder Shares, the “Shares”) to such purchaser on the same terms and conditions offered to the Selling Shareholders (such right to compel the sale of the Remaining Shareholder Shares being referred to herein as the “Drag-Along Right”); and

WHEREAS, the Selling Shareholders desire to exercise the Drag-Along Right such that upon the consummation of the transactions contemplated by this Agreement, the Purchaser will own 100% of the total issued share capital of the Company, on a fully-diluted basis.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

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AGREEMENT

ARTICLE 1.

DESCRIPTION OF TRANSACTION

1.1 Purchase and Sale of the Shares.

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the Drag-Along Right and Minority Shareholder SPA, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Purchaser (or to the Purchaser’s designee), free and clear of all Encumbrances, and in the case of the Selling Shareholders, with full title guarantee, and the Purchaser (or Purchaser’s designee, if applicable) shall purchase from each Seller, all the Shares owned by such Seller in consideration of payment of any:

(i) amounts to the Sellers, on the dates and under the terms set forth in this Agreement and in the Sellers Promissory Notes (as defined in Section 1.6(a)), with each Seller being entitled to receive an amount in cash equal to the product of (1) the Per Share Note Payment Amount, multiplied by (2) the number of Shares owned by such Seller, and

(ii) amounts of Contingent Consideration to the Sellers on the dates and under the terms set forth in this Agreement and in the Contingent Consideration Note (as defined in Section 1.7(a)), with each Seller being entitled to receive an amount in cash, without interest, equal to the product of (1) the Per Share Contingent Consideration, multiplied by (2) the number of Shares owned by such Seller.

(b) For purposes of this Agreement:

(i) “Financial Advisor Commission” shall mean five percent (5%) of any Contingent Consideration earned by and payable to the Sellers pursuant to Section 1.7(b) of this Agreement, subject to the limitations set forth in Section 1.7(d) of this Agreement.

(ii) “Fully Diluted Company Ordinary Shares” shall mean the aggregate number of Company Ordinary Shares that are issued immediately prior to the Closing.

(iii) “Per Share Contingent Consideration” shall mean the quotient (rounded to the nearest cent) obtained by dividing (A) any Contingent Consideration earned by and payable to the Sellers pursuant to Section 1.7(b) of this Agreement, subject to the limitations set forth in Section 1.7(d) of this Agreement, less the Financial Advisor Commission, by (B) the Fully Diluted Company Ordinary Shares.

(iv) “Per Share Note Payment Amount” shall mean the quotient (rounded to the nearest cent) obtained by dividing (A) the Note Payment Amount (as defined in Section 1.6(a)) paid to the Sellers under the terms of the Sellers Promissory Notes, if any, by (B) the Fully Diluted Company Ordinary Shares.

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1.2 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Burges Salmon LLP, Narrow Quay House, Narrow Quay, Bristol BS1 4AH, at 10:00 a.m., local time, on the last day of the month in which the last of the conditions set forth in Article 7 of this Agreement is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as may be mutually agreed upon by the Selling Shareholders, on the one hand, and the Purchaser, on the other hand. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

1.3 Treatment of Company Rights. As of the Closing Date, all rights under any provision of any scheme, plan, program, agreement or arrangement providing for the issuance or grant of any interest in respect of the share capital of the Company shall be cancelled and terminated. Neither Purchaser nor any of its Affiliates shall be responsible for or otherwise assume any obligations with respect to any outstanding options, warrants or other rights to purchase share capital of the Company. The Company shall effectuate the foregoing and the Sellers and the Company shall ensure that, from and following the Closing Date, no Person shall have any right under any scheme, plan, program, agreement or arrangement with respect to share capital of the Company.

1.4 Estimated Balance Sheet and Estimated Closing Indebtedness. No later than five Business Days prior to the Closing Date, the Company shall deliver to the Purchaser (a) an estimated balance sheet of the Company, which estimated balance sheet reflects estimated balances as of the Closing Date (the “Estimated Balance Sheet”), (b) an itemized schedule of the estimated amount of Closing Indebtedness (separately listing each item of Indebtedness and the related creditor) (“Estimated Closing Indebtedness”), (c) an itemized schedule of the Transaction Costs paid or owed by the Company (separately listing each Transaction Cost and the related creditor), in each case as of the Closing Date (the “Schedule of Company Transaction Costs”), and (d) a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that each of the Estimated Balance Sheet, Estimated Closing Indebtedness and Schedule of Company Transaction Costs were prepared by the Company in good faith in accordance with this Agreement, and, in the case of the Estimated Balance Sheet, in accordance with the Company’s accounting policies and generally accepted accounting practice in the United Kingdom (“GAAP”) applied in a manner consistent with the preparation of the Company Audited Financial Statements, except as otherwise specifically contemplated by this Agreement (the “Closing Certificate”).

1.5 Assumption of Closing Indebtedness. At the Closing, the Purchaser shall deliver to each creditor listed on the schedule of Estimated Closing Indebtedness attached to the Closing Certificate (other than creditors under Capital Lease Obligations) a promissory note, in substantially the form attached hereto as Exhibit B, in a principal amount equal to the amount of Indebtedness outstanding to such creditor immediately prior to the Closing, as reflected on the schedule of Estimated Closing Indebtedness (collectively, the “Lender Promissory Notes”); provided, that the aggregate principal amount of the Lender Promissory Notes shall not exceed an amount equal to US$4.857 million. As of the date hereof, the Purchaser and each creditor listed on the schedule of Estimated Closing Indebtedness (other than creditors under Capital

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Lease Obligations) have entered into an assignment agreement pursuant to which each such creditor has agreed, effective as of the Closing Date, to (a) assign all Indebtedness outstanding to such creditor immediately prior to the Closing, as reflected on the schedule of Estimated Closing Indebtedness, to the Purchaser and (b) provide the Purchaser with recordable form lien releases, note, trademark and patent assignments and other documents reasonably requested by the Purchaser, in exchange for delivery by the Purchaser of the Lender Promissory Note.

1.6 Delivery of Sellers Promissory Notes.

(a) At the Closing, the Purchaser shall deliver (i) to the Shareholders’ Representative, on behalf of the Remaining Shareholders, a promissory note in substantially the form attached hereto as Exhibit C (the “Remaining Shareholder Promissory Note”) and (ii) to each of the Selling Shareholders, a promissory note in substantially the form attached hereto as Exhibit D (each, a “Selling Shareholder Promissory Note” and, together with the Remaining Shareholder Promissory Note, the “Sellers Promissory Notes”). The aggregate principal amount of the Sellers Promissory Notes shall be calculated as follows (the “Aggregate Principal Amount”): (i) US$5.85 million, minus (ii) any unpaid Transaction Costs at Closing, minus (iii) any past due real property lease obligations reflected on the schedule of Estimated Closing Indebtedness, minus (iv) any other accounts payable or accrued liabilities reflected on the Estimated Balance Sheet (excluding those accounts payable and accrued liabilities reflected on Part 1.6(a) of the Company Disclosure Schedule, up to an aggregate amount of £219,000), minus (v) 50% of the Stamp Duty payable in connection with the transactions effected pursuant to this Agreement, plus (vi) any cash held by the Company at the Closing (taking into account any outstanding cheques), plus (vii) to the extent actually received by the Company on or before March 31, 2009, the 2008 R&D Tax Credit; provided, that the increase to the Aggregate Principal Amount, if any, pursuant to this subsection (vii) shall not exceed the reduction to the Aggregate Principal Amount, if any, pursuant to subsection (iv) above, without duplication and, in the case of (ii), (iii), (iv), (v), (vi) and (vii), converted into U.S. dollars, if necessary, based upon the Agreed Rate. The principal amount of each Selling Shareholder Promissory Note shall be equal to the result of (A)(1) the Aggregate Principal Amount, divided by (2) the Fully Diluted Company Ordinary Shares, multiplied by (B) the aggregate number of Company Ordinary Shares that are issued to the Selling Shareholder holding such Selling Shareholder Promissory Note immediately prior to the Closing. The principal amount of the Remaining Shareholder Promissory Note shall be equal to (1) the Aggregate Principal Amount, minus (2) the aggregate principal amount of the Selling Shareholder Promissory Notes, calculated in accordance with the foregoing sentence. The Sellers Promissory Notes shall be issued by the Purchaser or an Affiliate of the Purchaser and guaranteed by Parent as described with particularity in Article 5 hereof. The Remaining Shareholder Promissory Note shall be issued in the name of the Shareholders’ Representative who shall hold as nominee for the Remaining Shareholders, on behalf of the Remaining Shareholders, and is hereby authorized to propose, negotiate and agree (as applicable) to any variation to the terms of the Remaining Shareholder Promissory Note on behalf of the Remaining Shareholders, provided that any such variation shall not be to the detriment of any one or more of the Remaining Shareholders, diminish the value of the Remaining Shareholder Promissory Note nor deprive any one or more of the Remaining Shareholders of his, her or its entitlement to benefit under the terms of the Remaining Shareholder Promissory Note. The principal amount of each Sellers Promissory Note and any accrued interest earned thereon shall be subject to reduction to satisfy any rights of the Purchaser Parties to recover for Damages

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suffered by them in accordance with Section 1.6(b) and Article 9 of this Agreement. The aggregate amount of principal and accrued interest paid to the Sellers under the Seller Promissory Notes, as reduced to satisfy any rights of the Purchaser Parties to recover for Damages suffered by them in accordance with Section 1.6(b) and Article 9 of this Agreement (the “Note Payment Amount”), shall be for the benefit of the Sellers and for distribution in accordance with Section 1.1(a)(i) of this Agreement.

(b) In the event that any Purchaser Party shall incur any Damages for which it is entitled to recovery under this Agreement, the Purchaser shall be entitled to offset the aggregate amount of such Damages (converted into U.S. dollars in accordance with Section 9.4, if necessary) against the principal amounts of the Sellers Promissory Notes and all accrued interest thereon in accordance with Section 9.4 hereof. In addition, if any Purchaser Party has any pending claim for recovery of Damages under this Agreement on the date on which final payment under the Sellers Promissory Notes is due, the Purchaser shall be entitled to withhold from the final payments due to the Sellers an amount equal to 100% of any Claimed Amount or Contested Amount, as applicable (converted into U.S. dollars, if necessary, in accordance with Section 9.4), in accordance with Section 9.4 hereof and the Purchaser shall not be obligated to deliver any of such withheld amount to the Sellers until the related claim for recovery of Damages is finally resolved in accordance with the terms set forth in this Agreement, at which time such amount shall be delivered to the Sellers together with any accrued interest thereon less any setoff in accordance with Section 9.4 of this Agreement.

1.7 Contingent Consideration.

(a) Delivery of Contingent Consideration Note. At the Closing, the Purchaser shall deliver to the Shareholders’ Representative a promissory note, in substantially the form attached hereto as Exhibit E (the “Contingent Consideration Note”), in a principal amount of up to US$9.426 million. For the avoidance of doubt, no amounts shall be payable pursuant to the Contingent Consideration Note unless and until such time as the Sellers have earned and are entitled to receive Contingent Consideration pursuant to this Section 1.7, and then, only to the extent of the Contingent Consideration earned by and payable to the Sellers. The Contingent Consideration Note shall be issued by the Purchaser or an Affiliate of the Purchaser and guaranteed by Parent as described with particularity in Article 5 hereof and shall be issued in the name of the Shareholders’ Representative who shall hold as nominee for the Sellers, on behalf of the Sellers, and is hereby authorized to propose, negotiate and agree (as applicable) to any variation to the terms of the Contingent Consideration Note on behalf of the Sellers, provided that any such variation shall not be to the detriment of any one or more of the Sellers, diminish the value of the Contingent Consideration Note nor deprive any one or more of the Sellers of his, her or its entitlement to benefit under the terms of the Contingent Consideration Note.

(b) Calculation of Contingent Consideration. The Sellers shall be entitled to receive additional earn-out consideration equal to US$0.30, for each pSel Hybrid Display sold and delivered to any third party by the Purchaser, the Company or any of their respective Affiliates or licensees (collectively, the “Selling Parties”), without duplication and net of applicable returns (including returns for warranty claims), during calendar years 2009 and 2010, which shall be paid to the Sellers pursuant to the terms of the Contingent Consideration Note, subject to reduction, if any, to satisfy the rights of the Purchaser Parties to recover for Damages

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suffered by them in accordance with the terms of Section 1.7(d) and Article 9 of this Agreement (the “Contingent Consideration”), subject to the following:

(i) the Sellers shall not be entitled to receive any payments of Contingent Consideration pursuant the Contingent Consideration Note with respect to sales made during calendar year 2009 until such time as the Selling Parties have sold and delivered in excess of 3.65 million pSel Hybrid Display units to third parties, net of any applicable returns (including returns for warranty claims), in such year (in which case and at such time, the Sellers shall be deemed to have earned and shall be entitled to receive, on the next Installment Due Date, subject to the terms and conditions set forth in Section 1.7(d), Contingent Consideration pursuant to the Contingent Consideration Note with respect to all units sold and delivered to third parties by the Selling Parties during such year, net of any applicable returns (including returns for warranty claims), and not merely the units in excess of 3.65 million units); provided, that the aggregate Contingent Consideration to be paid by the Purchaser pursuant to the Contingent Consideration Note shall not exceed US$2.19 million with respect to units sold and delivered to third parties by the Selling Parties during calendar year 2009;

(ii) the Sellers shall not be entitled to receive any payments of Contingent Consideration pursuant to the Contingent Consideration Note with respect to sales made during calendar year 2010 until such time as the Selling Parties have sold and delivered in excess of 12.9 million pSel Hybrid Display units to third parties, net of any applicable returns (including returns for warranty claims), in such year (in which case and at such time, the Sellers shall be deemed to have earned and shall be entitled to receive, on the next Installment Due Date, subject to the terms and conditions set forth in Section 1.7(d), Contingent Consideration pursuant to the Contingent Consideration Note with respect to all units sold and delivered to third parties by the Selling Parties during such year, net of any applicable returns (including returns for warranty claims), and not merely the units in excess of 12.9 million units); provided, that the aggregate Contingent Consideration to be paid by the Purchaser pursuant to the Contingent Consideration Note shall not exceed US$7.236 million with respect to units sold and delivered to third parties by the Selling Parties during calendar year 2010; provided, further, that under no circumstances shall sales made during calendar year 2009 (regardless of whether any Contingent Consideration was payable) be taken into account in determining whether the 12.9 million unit threshold for 2010 has been achieved; and

(iii) notwithstanding the foregoing provisions of this Section 1.7(b), if any Company Contract existing immediately prior to the Closing permits a Person (other than ELK Corporation, the Purchaser and their respective Affiliates) to manufacture and sell pSel Hybrid Display units following the Closing, the Contingent Consideration to be paid by the Purchaser pursuant to the Contingent Consideration Note with respect to each unit sold and delivered to a third party by such Person shall be equal to the lesser of (A) US$0.30 or (B) 50% of the amount actually paid by such Person to the Purchaser or an Affiliate of the Purchaser as a royalty, per unit or other license or similar payment on such units sold, and shall be subject to all of the limitations set forth in the foregoing clauses (i) and (ii).

(c) Sale of Company Products. Following the Closing, Purchaser shall not take any action that is specifically intended to affect the timing and delivery of Company Products in an effort to prevent the payment or decrease the amount of Contingent Consideration that may become payable under this Section 1.7.

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(d) Payment of Contingent Consideration. Any Contingent Consideration earned pursuant to Section 1.7(b) shall be paid by the Purchaser to the Sellers in five installments under the terms of the Contingent Consideration Note. Installment payments under the Contingent Consideration Note shall be made on or before August 31, 2009, February 28, 2010, August 31, 2010, February 28, 2011 and August 31, 2011, or such later date with respect to all or any portion of the Contingent Consideration payable on each such date as necessary to resolve any disputes with respect to the calculation of Contingent Consideration pursuant to Section 1.7(e) and to resolve any pending claims for recovery of Damages pursuant to Article 9 (each, an “Installment Due Date”). On each of the first four Installment Due Dates, the Sellers shall be entitled to receive an amount equal to any Contingent Consideration earned by the Sellers pursuant to Section 1.7(b) during the relevant measurement period set forth in the Contingent Consideration Note (each, a “Measurement Period”) (subject to the limitations set forth in this Section 1.7(d)). All calculations of the number of pSel Hybrid Display units sold and delivered at any time and the related calculation of any Contingent Consideration due pursuant to the Contingent Consideration Note shall be net of any applicable returns (including returns for warranty claims) without duplication; provided, that Purchaser shall be entitled to withhold an amount from the installment payment to be made on February 28, 2011 equal to the Estimated Remaining Return Amount. Purchaser shall pay the Excess Warranty Holdback Amount (to the extent such amount is a positive number) pursuant to the terms of the Contingent Consideration Note on the August 31, 2011 Installment Due Date. If the Excess Warranty Holdback Amount is zero or a negative number, Purchaser shall have no obligation to pay the Sellers any portion of the Estimated Remaining Return Amount. In the event that any Purchaser Party shall incur any Damages for which it is entitled to recovery under this Agreement, the Purchaser shall be entitled to offset in the manner described in Article 9 the aggregate amount of such Damages (converted into U.S. dollars in accordance with Section 9.4, if necessary) against any Contingent Consideration otherwise payable to the Sellers under the Contingent Consideration Note pursuant to this Section 1.7 to the extent such Damages exceed the then-outstanding balance under the Sellers Promissory Notes (including accrued interest). In addition, if any Purchaser Party has any pending claim pursuant to Article 9 of this Agreement for the recovery of Damages under this Agreement on an Installment Due Date in excess of the then-outstanding balance under the Sellers Promissory Notes (including accrued interest), then the Purchaser shall be entitled to withhold from the Contingent Consideration otherwise payable to the Sellers under the Contingent Consideration Note an amount equal to the amount by which the Claimed Amount or Contested Amount, as applicable (converted into U.S. dollars in accordance with Section 9.4, if necessary), exceeds the then-outstanding balance under the Sellers Promissory Notes (including accrued interest), and the Purchaser shall not be obligated to deliver any of such withheld Contingent Consideration to the Sellers pursuant to the Contingent Consideration Note until the related claim for recovery of Damages is finally resolved in accordance with the terms of this Agreement, at which time such Contingent Consideration shall be delivered to the Sellers together with any accrued interest thereon, less any setoff in accordance with Section 9.4 of this Agreement. For the avoidance of doubt, however, Purchaser’s withholding of amounts from payment on the February 28, 2011 Installment Due Date with respect to the Estimated Remaining Return Amount shall not extend the period for which Purchaser’s recourse for Damages is available pursuant to Article 9 or increase the amount available for recovery of Damages. Any payment of Contingent Consideration to the Sellers under the Contingent Consideration Note pursuant to this Section 1.7(d) shall be distributed in accordance with Section 1.1(a)(ii) of this Agreement.

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(e) Administration and Calculation of Contingent Consideration.

(i) Fifteen (15) Business Days prior to each of the first four Installment Due Dates, Purchaser shall: (A) prepare or cause to be prepared a statement (the “Sales Statement”) setting forth the number of pSel Hybrid Display units sold and delivered to third parties by the Selling Parties during the relevant Measurement Period, net of applicable returns (including returns for warranty claims), together with supporting documentation, and a calculation of the Contingent Consideration payable to the Sellers pursuant to the Contingent Consideration Note at such Installment Due Date and (B) deliver or cause to be delivered such Sales Statement to the Shareholders’ Representative.

(ii) In the event that the Shareholders’ Representative objects to Purchaser’s calculation of the number of pSel Hybrid Display units sold or the calculation of Contingent Consideration set forth in such Sales Statement or requires further information in order to perform and confirm such calculations or determine such amounts, then within ten (10) Business Days after receipt by the Shareholders’ Representative of the Sales Statement (the “Initial Response Period”), the Shareholders’ Representative shall deliver to Purchaser a written notice (an “Initial Objection Notice”): (A) describing in reasonable detail the Shareholders’ Representative’s objections to Purchaser’s calculation of the amounts set forth in the Sales Statement and containing a statement setting forth the actual number of pSel Hybrid Display units sold net of applicable returns (including returns for warranty claims), or the amount of any such Contingent Consideration, determined by the Shareholders’ Representative to be correct; or (B) requesting additional information from Purchaser that the Shareholders’ Representative reasonably requires in order to perform such calculations or determine such amounts (which information, to the extent reasonably necessary in order to perform such calculations, shall be provided by Purchaser within fifteen (15) Business Days after Purchaser’s receipt of such request). If the Shareholders’ Representative does not deliver an Initial Objection Notice to Purchaser during the Initial Response Period, then Purchaser’s calculation of the amounts set forth in the Sales Statement shall be final, binding and conclusive on Purchaser, Sellers and the Shareholders’ Representative. If the Shareholders’ Representative delivers an Initial Objection Notice to Purchaser accompanied by a request for additional information from Purchaser as described above during the Initial Response Period, then the Shareholders’ Representative shall have an additional ten (10) Business Days after receiving from Purchaser all of the information reasonably requested by Shareholders’ Representative and required in order for Shareholders’ Representative to perform its calculation of the Sales Statement (the “Final Response Period”) to deliver to Purchaser a written notice (a “Final Objection Notice”) describing in reasonable detail the Shareholders’ Representative’s objections to Purchaser’s calculations of the amounts set forth in the Sales Statement accompanied by a statement setting forth the number of pSel Hybrid Display units sold net of applicable returns (including returns for warranty claims), or the dollar amount of any such Contingent Consideration, determined by the Shareholders’ Representative to be correct. If the Shareholders’ Representative has requested additional information during the Initial Response Period and does not deliver a Final Objection Notice to Purchaser during the Final Response Period, then Purchaser’s calculation of the amounts set forth in the Sales

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Statement shall be final, binding and conclusive on Purchaser, the Sellers and the Shareholders’ Representative. If the Shareholders’ Representative delivers an Initial Objection Notice or Final Objection Notice, as the case may be, accompanied by a statement setting forth the number of pSel Hybrid Display units sold net of applicable returns (including returns for warranty claims), or the amount of any such Contingent Consideration, determined by the Shareholders’ Representative to be correct to Purchaser during either the Initial Response Period or the Final Response Period in accordance with this Section 1.7(e)(ii), and if the Shareholders’ Representative and Purchaser are unable to agree upon the calculation of the amounts set forth in the Sales Statement within thirty (30) calendar days after such Initial Objection Notice or Final Objection Notice, as the case may be, is delivered to Purchaser, the dispute shall be finally settled by a U.S. nationally recognized independent accounting firm jointly selected by Purchaser and the Shareholders’ Representative; provided, that such independent accounting firm shall have had no material relationship with Seller or Purchaser or their respective Affiliates (the “Accounting Referee”). The determination by the Accounting Referee of the disputed amounts, number of pSel Hybrid Display units sold net of applicable returns (including returns for warranty claims) and/or the Contingent Consideration, if any, shall be final, conclusive and binding on Purchaser, the Sellers and the Shareholders’ Representative. The fees and other expenses of such independent accounting firm shall be paid by the party whose determination of Contingent Consideration payable most diverges (on an absolute dollar basis) from the determination of the Accounting Referee. For the avoidance of doubt, the Shareholders’ Representative shall be the sole party authorized, on behalf of the Sellers, to object to the calculations set forth in the Sales Statement, request additional information from the Purchaser related to such calculations and negotiate, adjudicate and enter into settlements and compromises of objections and claims made pursuant to this Section 1.7(e)(ii).

(f) Payment of the Financial Advisor. To the extent that any Contingent Consideration has been earned by and is payable to the Sellers pursuant to this Section 1.7 and the Contingent Consideration Note, the Purchaser shall pay the Financial Advisor an amount in cash equal to the Financial Advisor Commission.

ARTICLE 2.

WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, which shall qualify the warranties of the Company set forth in this Article 2, the Company warrants, on a dollar for dollar basis and in accordance with Article 9, as of the date of this Agreement and as of the Closing Date, to and for the benefit of the Purchaser Parties, as follows (an exception or disclosure made in the Company Disclosure Schedule with regard to a warranty of the Company shall be deemed made with respect to any other warranty to which the applicability of such exception or disclosure is reasonably apparent):

2.1 Organization; Standing and Power; Subsidiaries.

(a) The Company is a private limited company duly incorporated and validly existing under the laws of England and Wales, has all necessary power and authority to (i) own, lease and use its properties and assets in the manner in which its properties and assets are currently owned, leased and used; (ii) carry on its business in the manner in which its business is currently being conducted and (iii) perform its obligations under all Company Contracts.

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(b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name Pelikon Limited or Elumin Limited.

(c) The Company is not, and within the last two (2) years has not been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

(d) Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company (the “Board”), (ii) the names of the members of each committee of the Board (if any) and (iii) the names and titles of the officers of the Company.

(e) The Company has no Subsidiary. The Company does not own any controlling interest in any Entity and, except for the financial interests identified in Part 2.1(e) of the Company Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed nor is it responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor any of its members has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.

2.2 Company Constituent Documents; Records. The Company has delivered to Purchaser accurate and complete copies of (a) the Certificate of Incorporation of the Company, Memorandum of Association of the Company and the Articles of Association of the Company, in each case including all amendments thereto; (b) its statutory registers and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of its members in their capacity as such, the Board and all committees of the Board, in each case since January 1, 2001 (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings of or material actions taken by the Company’s members, the Board or any committee of the Board that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, statutory registers (including the register of members and register of directors and register of charges) and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained materially in accordance with applicable Legal Requirements and prudent business practices.

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2.3 Capitalization, Etc.

(a) The authorized share capital of the Company consists of 4,648,936,483 Company Ordinary Shares, of which 3,150,752,088 shares have been issued as of the date of this Agreement. None of the issued share capital of the Company is held by the Company in treasury. All the issued Company Ordinary Shares have been duly authorized and validly issued, are fully paid and were not issued in violation of any preemptive or other similar rights. All issued Company Ordinary Shares have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts. Each of the Remaining Shareholders is the record and beneficial owner of the Shares as set forth opposite such Remaining Shareholder’s name on Part 2.3(a) of the Company Disclosure Schedule, and such Shares are free and clear of all Encumbrances. None of the Remaining Shareholders are organized or incorporated in or residents or citizens of the United States or Singapore. Upon execution and delivery by Purchaser of the Lender Promissory Notes, the Sellers Promissory Notes and the Contingent Consideration Note at the Closing, each Remaining Shareholder will convey good and marketable title to the Shares held by it set forth opposite its name on Part 2.3(a) of the Company Disclosure Schedule to Purchaser, free and clear of all Encumbrances. The assignments, endorsements, powers and other instruments of transfer delivered by each of the Remaining Shareholders (or their respective authorized agents) at the Closing will be sufficient to transfer to the Purchaser such Remaining Shareholder’s entire right, title and interest, legal and beneficial, in such Shares.

(b) As of the date of this Agreement, there are issued warrants to purchase 466,250,000 Company Ordinary Shares and stock options to purchase 1,031,934,395 Company Ordinary Shares. As of the Closing, there are no issued warrants, options or other rights to purchase Company Ordinary Shares.

(c) Except as set forth above in this Section 2.3, as of the date of this Agreement, there is no (i) issued share capital or other voting securities of the Company; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable or exercisable for any share capital or other securities of the Company; (iii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any share capital or other securities of the Company; or (iv) commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any share capital or other securities of the Company, or obligating the Company to enter into any such commitment or agreement or grant or extend any subscription, option, warrant, call or right to acquire any share capital of, or any securities that are convertible into or exchangeable or exercisable for any share capital of, or other securities of the Company (clauses (i) through (iv) of this Section 2.3(c) above, collectively “Company Rights”). The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto (except in the context of negative covenants over the Company’s ability to incur indebtedness and grant security interests in the assets or property of the Company), any actions by the Company (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote on, or veto, any actions by the Company).

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(d) The Company has never repurchased, redeemed or otherwise reacquired any share capital or other securities of the Company other than pursuant to share purchase agreements or option agreements providing for the repurchase of such securities at the original issuance price of such securities. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Companies Act 1985 and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable subscription and shareholders’ agreements and other applicable Contracts.

2.4 Authority; Binding Nature of Agreement. The Company has all right, power and authority to execute and deliver this Agreement and any Related Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes and, upon execution and delivery thereof by the Company, any Related Agreement to which it is a party will constitute (assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, if any) the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by any insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

2.5 Non-Contravention; Consents. Except as set forth in Part 2.5 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the terms, conditions or provisions of the Company Constituent Documents;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order, writ, injunction, judgment or decree to which the Company or any of the assets owned, used or controlled by the Company is subject or, to the Knowledge of the Company, give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any such Legal Requirement or Order, writ, injunction, judgment or decree to which the Company or any of the assets owned, used or controlled by the Company is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the

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Company, including in such a manner as would, pursuant to the terms of such Governmental Authorization, give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify such Governmental Authorization;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract to which the Company or any of the assets owned, used or controlled by the Company is subject, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify any such Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

The Company has complied, in all material respects, with all applicable Legal Requirements and Orders in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No filing with, notice to or consent from any Person (other than the parties hereto) is required in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements by the Company, the consummation of the transactions contemplated hereby and thereby by the Company or the conduct of the business of the Company in the same manner immediately after the Closing Date as before the Closing Date.

2.6 Financial Statements.

(a) Part 2.6 of the Company Disclosure Schedule includes the following financial statements (collectively, the “Company Financial Statements”):

(i) The audited consolidated balance sheet of the Company as of December 31, 2007 and 2006 (the “Balance Sheet”) and the related audited profit and loss account of the Company for the periods then ended together with the notes thereto and the unqualified report and opinion of Deloitte & Touche LLP relating thereto (collectively, the “Company Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheets of the Company as of September 30, 2008 (the “Balance Sheet Date”) and the related unaudited profit and loss account of the Company for the period from January 1, 2008 through the Balance Sheet Date (the “Unaudited Interim Financial Statements”).

(b) The Company Audited Financial Statements give a true and fair view of the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. The Company Audited Financial Statements were prepared from the books and records of the Company, which books and records have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of the Company that are required to be reflected in accordance with GAAP.

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(c) The Unaudited Interim Financial Statements have been prepared with due care and attention, on a basis consistent with the Company Audited Financial Statements, and give a fair and reasonable view of the assets and liabilities of the Company as at their date and of the profits and losses for the period in respect of which they have been prepared, subject to year-end adjustments.

(d) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals and (v) accounts and other receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. The Company does not have any Knowledge of any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control structure and procedures over financial reporting. The Company has heretofore made available to Purchaser a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company’s independent auditors relating to (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company to record, process, summarize and report financial data and any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other Employees who have a significant role in the internal control over financial reporting of the Company.

(e) The Company possesses books and records which contain all financial and other information from the date of its incorporation through the date hereof necessary for the preparation of financial statements.

2.7 Absence of Certain Changes. Except as set forth in Part 2.7 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course of business consistent with past practice. Except as set forth in Part 2.7 of the Company Disclosure Schedule, since the Balance Sheet Date:

(a) there has not been any Company Material Adverse Effect, and, to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect;

(b) the Company has not (i) suffered any damage, destruction or loss, or any interruption in the use of, any of its assets with a value in excess of US$50,000 in the aggregate (whether or not covered by insurance) or (ii) suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or services required to conduct its business;

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(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any capital shares or other equity securities, and, other than repurchases at cost of shares or other equity securities subject to repurchase options, has not repurchased, redeemed or otherwise reacquired any of its capital shares or other securities;

(d) the Company has not sold, issued or authorized the issuance of (i) any of its capital shares or other securities or (ii) any Company Rights;

(e) there has been no amendment to any of the Company Constituent Documents, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares or similar transaction;

(f) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Balance Sheet Date, exceeds US$50,000;

(h) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other indebtedness outside existing reserves;

(i) the Company has not incurred any liabilities in excess of US$50,000 in the aggregate, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or relating to any of its assets or properties;

(j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold, assigned, transferred or otherwise disposed of, or leased or licensed, any right or other asset to any other Person or (iii) waived or relinquished any right, except, in each case, for (A) immaterial rights or other immaterial assets acquired, leased, licensed or disposed of, (B) non-exclusive licenses of Intellectual Property in connection with sales of Company Products or services to customers and (C) sales of Company Products, in each case in the ordinary course of business and consistent with past practice;

(k) the Company has not (i) loaned any sum of money to any Person (other than pursuant to advances for ordinary and necessary business expenses made to employees in the ordinary course of business consistent with past practice), (ii) created, incurred, assumed or guaranteed any indebtedness for money borrowed or (iii) mortgaged, pledged or otherwise permitted any of its assets or properties to become subject to any Encumbrance, except for Permitted Encumbrances made in the ordinary course of business consistent with past practice;

(l) the Company has not (i) made or suffered any amendment or termination of any Contract to which it is a party or by which it is bound and under which it is entitled to receive or obligated to pay US$25,000 or more in the aggregate or (ii) cancelled, modified or waived any debts or claims in excess of US$25,000 in the aggregate held by it, whether or not in the ordinary course of business;

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(m) the Company has not (i) established, adopted or materially amended any employee benefit plan, (ii) paid or committed to pay any bonus or made any profit-sharing or similar payment to, or increased the amount of wages, salary commissions, fringe benefits, pension or welfare benefits, severance benefits, stock-based benefits or other compensation or remuneration payable to, any of its current or former directors, consultants, officers or employees, or (iii) hired any new director, consultant, officer or any other employee;

(n) the Company has not changed any of its methods of accounting or accounting practices in any respect, except as may be required by GAAP;

(o) the Company has not made any Tax election;

(p) the Company has not threatened, commenced or settled any Legal Proceeding;

(q) the Company has not entered into any transaction involving US$25,000 or more other than in the ordinary course of business consistent with past practice;

(r) the Company has not entered into, or agreed to enter into, any agreements granting any Person a license to any Company Intellectual Property, other than non-exclusive licenses of Intellectual Property in connection with sales of Company Products or services to customers in the ordinary course of business and consistent with past practice;

(s) the Company has not terminated the employment of any Employees;

(t) the Company has not hired any executive officer of the Company;

(u) the Company has not terminated or reduced any development activities; and

(v) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses (c) through (u) above.

2.8 Title to and Sufficiency of Assets.

(a) Except as set forth in Part 2.8(a) of the Company Disclosure Schedule and save for any Real Property, the Company is the sole legal and beneficial owner of all the assets that it purports to own, including, without limitation, (i) all assets referred to in Sections 2.9 and 2.11 of this Agreement, and (ii) all other assets reflected in the Company’s books and records as being owned by the Company. All such assets are owned by the Company free and clear of any Encumbrances, except for (A) Permitted Encumbrances and (B) Encumbrances specifically described in the notes to the Company Audited Financial Statements.

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(b) The assets of the Company constitute all the assets used in or necessary to carry on its business as such business is being conducted as of the date hereof and as of immediately prior to the Closing.

(c) Except for this Agreement, the Company does not have any Contract, absolute or contingent, (i) to effect any Acquisition Transaction or (ii) to sell or otherwise transfer any assets of the Company, except for sales of Company Products or services to be made in the ordinary course of business consistent with past practice.

2.9 Bank Accounts; Accounts Receivable; Inventory.

(a) Part 2.9(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) Part 2.9(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all billed and unbilled accounts receivable and other receivables of the Company as of the Balance Sheet Date. All existing accounts receivable of the Company (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) are (i) valid, genuine and subsisting obligations of customers of the Company, arising from bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business and (ii) are fully collectible (except to the extent reserved against in the Company Financial Statements, which such reserves have been determined based upon actual prior experience and are consistent with GAAP, consistently applied) and are not presently, other than as set forth in Part 2.9(b) of the Company Disclosure Schedule, subject to defences, set-offs or counterclaims.

(c) Part 2.9(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the inventory of the Company. All of the inventory of the Company (i) was acquired for the operation of its business in the ordinary course consistent with past practice, (ii) is of a quality and quantity usable or saleable in the ordinary course of business (except as reserved against in the Company Financial Statements), and (iii) is valued on the books and records of the Company at the lower of cost or market value with the cost determined under the first-in-first-out inventory valuation method consistent with past practice.

2.10 Equipment. Part 2.10 of the Company Disclosure Schedule sets forth a true, correct and complete list of all equipment and other tangible assets owned by the Company having an original cost in excess of US$10,000 and regularly or customarily used by the Company in the operation of its business. All equipment and other tangible assets that are owned, leased or used by the Company (i) are free of material defects and deficiencies and in good operating condition and repair, subject to normal wear and tear and continued repair and replacement in accordance with past practice, and (ii) comply in all material respects with, and are being operating and otherwise used in material compliance with, all applicable Legal Requirements. During the past twelve (12) months there has not been any significant interruption of the operations of the Company due to inadequate maintenance of such assets.

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2.11 Real Property.

(a) The Company does not own, nor has it ever owned, any real property or any interest in any real property, except for the leasehold interests created under the real property leases identified in Part 2.13(a)(viii) of the Company Disclosure Schedule (each, a “Lease”).

(b) Part 2.11(b) of the Company Disclosure Schedule includes a complete list of all real property leased, subleased or licensed by the Company (the “Real Property”). No material damage or destruction has occurred with respect to any of the Real Property for which the Company corporation may be liable.

(c) The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the operation of such premises.

2.12 Intellectual Property.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Registered IP owned, in whole or in part, by, under an obligation to be assigned to, or filed in the name of the Company.

(b) Part 2.12(b) of the Company Disclosure Schedule sets forth all Intellectual Property (including software programs) and Intellectual Property Rights (other than Registered IP) owned, in whole or in part, by or under an obligation to be assigned to the Company that are material to the conduct of its business as presently being conducted.

(c) Part 2.12(c) of the Company Disclosure Schedule sets forth all In-Licenses, other than software that is generally commercially available for a cost of not more than US$5,000 for a perpetual license for a single user or work station (or US$25,000 in the aggregate for all users and work stations), and excluding “open source” materials described in Section 2.12(p) below.

(d) Part 2.12(d) of the Company Disclosure Schedule sets forth all Out-Licenses, other than non-exclusive licenses and related agreements of Company Products granted to end user customers in the ordinary course of business pursuant to the standard form of end user license agreement used by the Company and other than written non-disclosure agreements.

(e) Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, the Company exclusively owns all Company Intellectual Property and all Company Intellectual Property is free and clear of any Encumbrances other than Permitted Encumbrances and nonexclusive licenses granted to end user customers in the ordinary course of business. The Intellectual Property and the Intellectual Property Rights owned or used by the Company are not subject to any restriction or limitation of any kind (including geographic restrictions or limitations) that would materially adversely affect the right by the Company to use or exploit thereof, or the right to manufacture, market, distribute, or sell any Company Products currently being developed, offered, manufactured, distributed or sold by the Company.

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(f) The Company owns or otherwise has sufficient rights to all Intellectual Property and Intellectual Property Rights necessary to conduct its businesses as currently conducted.

(g) The Company does not jointly own any Intellectual Property or Intellectual Property Rights with any of its directors, officers, employees, consultants or any other Person pursuant to any non-disclosure, collaboration, license or other agreement or otherwise.

(h) The Company is no longer subject to the exclusivity provision set forth in Section 6.3(a) of that certain Development and Engineering Services Agreement, dated October 23, 2006, between the Company and Motorola related to wireless communications voice devices.

(i) The Registered IP owned by the Company (i) has not been adjudged invalid or unenforceable, (ii) to the Knowledge of the Company, is valid, subsisting, and enforceable, (iii) is not the subject of any pending or threatened proceeding in which the scope, validity, or enforceability of any Registered IP is being or has been contested or challenged and (iv) is in compliance with all formal legal requirements, and all filings, payments, and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline.

(j) The Company has not, within the last six years, infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party. There are no pending or, to the Knowledge of the Company, threatened infringement, misappropriation, or similar claims or proceedings against the Company. The Company has not received any written notice or other written communication of any alleged infringement or misappropriation of any third party’s Intellectual Property Rights by the Company.

(k) To the Knowledge of the Company, no person or entity is infringing, misappropriating, or otherwise violating any Intellectual Property Rights owned by the Company.

(l) The Company has taken all reasonable steps to maintain the confidentiality of or otherwise protect and enforce its rights in its confidential information, in particular the trade secrets owned by the Company.

(m) None of the software distributed, licensed, or sold by the Company (“Company Software”) fails to comply in any material respect with any applicable warranty or other contractual commitment by the Company relating to the use, functionality, or performance of such software.

(n) Except as set forth in Part 2.12(n) of the Company Disclosure Schedule, no portion of any Company Software has been delivered, made available, or licensed to any third party, nor is the Company obligated to deliver, make available, or license such software in source code form to any third party under any circumstance, other than to the Company’s contractors or consultants who have been hired to develop, manage, and/or modify such Company Software and are obligated to maintain the confidentiality of such source code.

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(o) To the Knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed to (i) disrupt, disable, harm, or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damage or destroy any data or files without the user’s consent.

(p) No Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, the wxWindows Library License, or Mozilla Public License) that would require the disclosure, licensing or distribution of any source code for the Company Software owned by the Company.

(q) All Employees of the Company who have created or developed any Intellectual Property or Intellectual Property Rights for the Company have signed written agreements that are valid and enforceable, containing a confidentiality provision protecting the Company’s confidential information and assigning to the Company his or her Intellectual Property Rights developed within the scope of his or her employment or engagement (as applicable) with the Company.

(r) Other than IP Contracts with third parties set forth in Part 2.12(c) and Part 2.12(d) of the Company Disclosure Schedule and agreements with the Company’s customers entered into in the ordinary course of business, the Company is not bound by any agreement to indemnify any other person or entity for intellectual property infringement, misappropriation, or similar claims.

(s) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation by the Company of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, directly or indirectly result in (i) a loss of, or encumbrance or restriction on any Intellectual Property or Intellectual Property Rights owned by or used by the Company that are material to the conduct of its business as presently being conducted, (ii) a breach of any In-License, (iii) the grant, assignment, or transfer to any third party of any license or other right or interest under, to, or in any of the Company Intellectual Property.

2.13 Contracts.

(a) Except as set forth in Part 2.13(a) of the Company Disclosure Schedule, the Company is not a party to nor is it bound by any written or oral:

(i) Contract with any present or former shareholder, partner, member other equity holder, director, officer, employee or consultant or for the employment of, performance of services by or payment of commissions to any Person, including any consultant;

(ii) Contract with any labor union or other representative of employees;

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(iii) Contract relating to the acquisition, transfer, use, development, sharing or license of any Company Intellectual Property other than (A) licenses of Intellectual Property in connection with the sales of Company Products or services in the ordinary course of business consistent with past practice, (B) end user software licenses that are generally available on standard terms for less than US$5,000; and (C) contracts relating to technology and proprietary assets immaterial to the Company’s business as presently conducted;

(iv) Contract relating to any material acquisition, issuance or transfer of any securities (other than issuances of Company securities in connection with connection with the Company’s share option scheme and employee equity arrangements);

(v) Contract for the purchase of, or payment for, supplies, products or services (A) from a Related Party or (B) involving (1) in any one case, US$25,000 or more or (2) in the aggregate, US$50,000 or more;

(vi) Contract to sell or supply products or to perform services, (A) to or for a Related Party or (B) involving (1) in any one case, US$25,000 or more or (2) in the aggregate, US$50,000 or more;

(vii) Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(viii) Contract relating to the lease of or license to enter any Real Property;

(ix) Contract relating to the lease of any equipment used by the Company;

(x) note, debenture, bond, conditional sale agreement, equipment trust agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including, without limitation, loans to or from present or former shareholders, partners, members, other equity holders, officers, directors, employees or any member of their immediate families);

(xi) Contract relating to the creation of an Encumbrance (other than a Permitted Encumbrance) with respect to any asset of the Company or involving or incorporating any indemnity or surety arrangement, guaranty, security agreement, pledge, performance or completion bond or pursuant to which the Company otherwise undertakes the indebtedness of any other Person;

(xii) Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii) Contract involving Tax sharing;

(xiv) Contract relating to a charitable or political contribution;

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(xv) Contract for any individual capital expenditure in excess of US$25,000, or US$50,000 in the aggregate;

(xvi) Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other assets or any services from any other Person, to sell any amount of product or other assets to, or perform any services for any other Person, or (C) to develop or distribute any technology, nor, to the Knowledge of the Company, is any officer or employee of the Company subject to any such Contract, other than with the Company;

(xvii) Contract not made in the ordinary course of business; or

(xviii) Contract not otherwise listed in Part 2.13(a) of the Company Disclosure Schedule that (A) continues over a period of more than twelve (12) months from the date hereof, (B) exceeds US$25,000 in value and (C) may not be terminated by the Company (without penalty) within 30 days after the delivery of a termination notice by the Company.

Contracts in the respective categories described in clauses (i) through (xviii) of this Section 2.13 are referred to in this Agreement as “Material Contracts”.

(b) The Company has provided Purchaser with true, correct and complete copies of all written Material Contracts. Part 2.13(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable in accordance with its terms.

(c) Except as set forth in Part 2.13(c) of the Company Disclosure Schedule:

(i) The Company has not violated or breached, or committed any default under, any provision of any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any provision of any Material Contract;

(ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any provision of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

(iii) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract that has not been resolved; and

(iv) The Company has not waived any of its rights under any Material Contract.

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(d) No Person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e) The Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business substantially in the manner in which its business is being conducted as of the date hereof and as of immediately prior to the Closing.

(f) Except as disclosed in Part 2.13(f) of the Company Disclosure Schedule, with respect to each Material Contract, the Material Contract will continue to be valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby shall not result in any payment or payments becoming due from the Company to any Person or give any Person the right to terminate or alter the provisions of such Material Contract. The consummation of the transactions described herein will not affect any of the Material Contracts in a manner that could reasonably be expected to result in a Company Material Adverse Effect.

2.14 Customers; Accounts Payable.

(a) Part 2.14(a) of the Company Disclosure Schedule identifies each Person that has committed (whether oral or written and whether pursuant to an agreement or purchase order or otherwise) to purchase products or services with a dollar value of US$25,000 or more from the Company, and sets forth for each such Person the quantities or amounts of such products or services that such Person has committed to purchase (the “Purchase Commitments”) and whether such commitment is oral or written. The Company has provided to Purchaser true and complete copies of all documents evidencing such Purchase Commitments. All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and, if accepted and performed by the Company prior to any such withdrawal, amendment, modification or termination, are enforceable by the Company and, upon consummation of the Transactions, will be enforceable by Purchaser, against the other party to such Purchase Commitments. No fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Purchase Commitment and no Person has given any notice to the Company, and the Company has no knowledge, that any Person intends to withdraw, amend, modify or terminate any Purchase Commitment.

(b) Part 2.14(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of the Company’s accounts payable as of the Balance Sheet Date. Part 2.14(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person (other than Employees) that received more than $50,000 from the Company during 2006, 2007 or 2008.

2.15 Liabilities. Except (i) as not required in accordance with GAAP to be reflected or reserved against in the Company Financial Statements, (ii) as and to the extent reflected or reserved against in the Company Financial Statements (including the notes thereto), (iii) as set forth in Part 2.15 of the Company Disclosure Schedule or (iv) as incurred in the

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ordinary course of business since the Balance Sheet Date, the Company does not have any material direct or indirect debts, liabilities, claims, losses, damages, deficiencies, costs, expenses or obligations (whether absolute, accrued, known or unknown, contingent or otherwise) of any nature whatsoever (including, without limitation, obligations under capital leases or any unfunded obligations as required for funding on an ongoing basis under any Plan or arrangement or any uninsured liabilities resulting from failure to comply with any applicable Legal Requirement). The Company does not have any off-balance sheet liabilities.

2.16 Compliance with Legal Requirements; Governmental Authorizations.

(a) The Company is, and has at all times been, in material compliance with all applicable Legal Requirements. The Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, would reasonably be expected to have an adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects.

(b) Part 2.16(b) of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company and the Company has delivered to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.16(b) of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.16(b) of the Company Disclosure Schedule are valid and in full force and effect, collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and will continue in full force and effect immediately following the Closing. The Company is in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.16(b) of the Company Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.17 Tax Matters.

(a) General.

(i) All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purpose of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete in all material respects when supplied and remain, to the Knowledge of the Company, accurate and complete in all material respects. None of the above is, or, to the Knowledge of the Company, is likely to be, the subject of any material dispute with any Taxation Authority.

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(ii) All Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account for, has been duly paid (insofar as such Taxation ought to have been paid) and the Company will not become liable to pay any Taxation as a result of any event occurring before Closing or income profits or gains arising to or earned by the Company before Closing.

(iii) The Company has, within applicable time limits, maintained all records in relation to Taxation as they are required by law to maintain.

(iv) The Company has complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

(v) The Company has not made any payments representing installments of corporation tax pursuant to the Corporation Tax (Installment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

(vi) The Company has not paid, within the past seven years ending on the Agreement Date, any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Tax Statute.

(vii) All Taxation and national insurance deductible and payable under the Pay-As-You-Earn system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Taxation Authority prior to the date of this Agreement have been so paid, including without limitation all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

(viii) Proper records have been maintained in respect of all such deductions and payments, and all applicable regulations have been complied with.

(ix) The Company is not involved in any dispute with any Taxation Authority and has not, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Company is not aware of any circumstances existing which make it likely that a non-routine visit, audit, investigation, discovery or access order will be made in the next 12 months.

(x) The Company Disclosure Schedule contains details of any concession, agreement or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Taxation Statutes, published extra-statutory concessions and published statements of practice) with any Taxation Authority.

(xi) The Company Disclosure Schedule contains details of all transactions, schemes or arrangements in respect of which the Company has been a party or has otherwise been involved for which a statutory clearance application was made. The Company Disclosure Schedule also contains copies of all relevant applications for clearances and copies of

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all clearances obtained in connection with such transactions, schemes or arrangements. All such clearances have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto. All such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

(xii) The Company is not, or will not become, liable to make to any Person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other Person (other than the Company).

(xiii) The Company Financial Statements make full provision or reserve within GAAP for any period ended on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) any right of reimbursement against any other person. Proper provision has been made and shown in the Company Financial Statements for deferred taxation in accordance with GAAP.

(b) Chargeable Gains. The book value shown in, or adopted for the purposes of, the Company Financial Statements as the aggregate value of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of the assets at the date of this Agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under Section 38 of TCGA 1992.

(c) Capital Allowances.

(i) If the assets of the Company were disposed of at the Closing Date for their book value as shown in, or adopted for the purpose of, the Company Financial Statements, or for the value of consideration actually given for them on their acquisition (if such assets were acquired since the Balance Sheet Date), no balancing charge under CAA 2001 would be made on the Company.

(d) Distributions and Other Payments.

(i) No distribution or deemed distribution, within the meaning of Sections 209, 210 or 211 of ICTA 1988, has been made (or will be deemed to have been made) by the Company, except dividends shown in the Company Audited Financial Statements, and the Company is not bound to make any such distribution.

(ii) No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company or which the Company is under an existing obligation to pay in the future, are or will be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

(iii) The Company has not, within the period of seven years preceding the Closing Date, been engaged in, or been a party to, any of the transactions set out in Sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in Section 218(1) of ICTA 1988.

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(e) Loan Relationships.

(i) All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of Section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time, and to the extent that such debits are recognized in the statutory accounts of the Company.

(ii) The Company is not a party to a debtor relationship (within the meaning of Section 103 of the Finance Act 1996) to which paragraph 2 of Schedule 9 to the Finance Act 1996 applies or may apply.

(iii) The Company is not a party to a loan relationship made other than on arm’s length terms. There are no circumstances in which paragraphs 11 and 11A of Schedule 9 to the Finance Act 1996 could apply to require an adjustment of debits and/or credits brought into account by the Company.

(iv) The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9 to the Finance Act 1996).

(f) Close Companies. The Company is not, nor has it ever been a close company within the meaning of Sections 414 and 415 of ICTA 1988.

(g) Intangible Assets. For the purposes of this paragraph (g), references to intangible fixed assets means intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which that Schedule applies. References to an intangible fixed asset shall be construed accordingly.

(i) Part 2.17(g)(i) of the Company Disclosure Schedule sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Company Financial Statements.

(ii) No claims or elections have been made by the Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company.

(iii) Since the Balance Sheet Date:

(1) the Company has not owned an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

(2) the Company has not realized or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

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(3) no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

(h) Company Residence, Treasury Consents and Overseas Interests.

(i) The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, to the Knowledge of the Company, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under Section 249 of the Finance Act 1994, Section 788 of ICTA 1988 or for any other tax purpose.

(ii) The Company has not caused, permitted or entered into any of the transactions specified in Section 765 of ICTA 1988 (migration of companies) without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate).

(iii) The Company does not hold shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company pursuant to Section 13 of TCGA 1992.

(iv) The Company is not holding, or has not held in the past seven years, any interest in a controlled foreign company within Section 747 of ICTA 1988. The Company does not have any material interest in an offshore fund as defined in Section 759 of ICTA 1988.

(v) The Company has not had, nor within the last seven years has it had, a permanent establishment outside the UK.

(vi) The Company is not an agent or permanent establishment of another company, Person, business or enterprise for the purpose of assessing the company, Person, business or enterprise to Taxation in the country of residence of the Company.

(i) Anti-Avoidance. All transactions or arrangements made by the Company have been made on fully arm’s length terms. There are no circumstances in which Section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply allowing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes, and no notice or enquiry has been made by any Taxation Authority in connection with any such transactions or arrangements.

(j) Inheritance Tax.

(i) The Company has not:

(1) made any transfer of value within Sections 94 and 202 of IHTA 1984; or

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(2) received any value such that liability might arise under Section 199 of IHTA 1984; or

(3) been a party to associated operations in relation to a transfer of value as defined by Section 268 of IHTA 1984.

(ii) There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company. None of them are subject to any HM Revenue & Customs charge as mentioned in Section 237 and 238 of IHTA 1984.

(iii) No asset owned by the Company, nor the Shares, are liable to be subject to any sale, mortgage or charge by virtue of Section 212(1) of IHTA 1984.

(k) Value Added Tax.

(i) The Company is a taxable Person and is registered for the purposes of VAT. The Company is not, nor has it been in the period of six years ending with the Closing Date, a member of a group of companies for VAT purposes.

(ii) The Company is registered, for the purposes of VAT, with monthly prescribed accounting periods. Such registration, as is referred to this Section 2.17(k)(ii) is not subject to any conditions imposed by or agreed with HM Revenue & Customs. The Company is not (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993. The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

(iii) All supplies made by the Company are taxable supplies. The Company has not been, nor, to the Company’s Knowledge, will it be, denied full credit for all input tax paid or suffered by it. All VAT paid or payable by the Company is input tax as defined in Section 24 of the VATA 1994 and regulations made under it.

(iv) No act or transaction has been effected in consequence of which the Company is liable for any VAT arising from supplies made by another company. No direction has been given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

(v) The Company does not own, or has at any time within the period of ten years preceding the date of this Agreement owned, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

(vi) The Company has not made any claim for any bad debt relief under Section 36 of the VATA 1994.

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(l) Stamp Duty, Stamp Duty Land Tax and Stamp Duty Reserve Tax.

(i) Any document that is necessary in proving the title of the Company to any asset which is owned by the Company at the Closing Date, and each document which the Company may wish to enforce or produce in evidence is, so far as required by law, duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

(ii) Neither entering into this Agreement nor Closing will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Closing Date which will affect the Company.

(iii) The Company Disclosure Schedule sets out full and accurate details of any chargeable interest (as defined under Section 48 of the Finance Act 2003) acquired or held by the Company before the Closing Date in respect of which the Company is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after the Closing Date.

(iv) The Company has complied in all material respects with the provisions of Part IV of Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

(m) Tax Sharing. The Company is not bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company would not be time barred.

(n) Capital Losses. No capital loss has accrued to the Company that is a loss within the meaning of Section 8 or 16A of the Taxation of Capital Gain Act 1992.

(o) Exclusions. The Tax Warranties shall not apply to the extent that in respect of any liability to Taxation of the Company:

(i) a provision or reserve in respect thereof is made in the Accounts; or

(ii) it would not have arisen but for a change after Closing in the accounting bases upon which the Company values its assets (other than a change made in order to comply with GAAP or any applicable Tax Statute); or

(iii) the Purchaser is compensated for any such matter under any other provision of this Agreement; or

(iv) it would not have arisen but for a voluntary act or transaction carried out by Purchaser or the Company after Closing being an act which:

(1) is not in the ordinary course of business; or

(2) could reasonably have been avoided; or

(3) the Company was not legally committed to do under a commitment that existed on or before Closing; or

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(v) such liability arises or is increased as a result of a change in the law or published administrative or revenue practice or interpretation announced and coming into force on or after Closing or any subsequent increase in the rates of Taxation in force at today’s date; or

(vi) such liability arises or is increased as a result of a failure or omission of the Company or Purchaser to make any claim, election, surrender or disclaimer or give any notice or consent after Closing the making, giving, or doing of which was taken into account or assumed in the provision or reserve for Tax or deferred Tax in the Accounts; or

(vii) such liability arises or is increased as a result of the winding up or a change after Closing in the nature or conduct of a trade carried on by the Company before Closing or a reduction or cessation of trade after Closing; or

(viii) such liability is stamp duty in respect of the purchase of the Shares pursuant to this Agreement (except if and to the extent the Sellers’ portion of any such Taxes, as set forth in Section 6.10, was not offset in calculating the Aggregate Principal Amount of the Sellers Promissory Notes on the Closing Date); or

(ix) such liability would not have arisen or been increased but for any claim, election, surrender or disclaimer made or notice or consent made or given after Closing by Purchaser or the Company other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Accounts.

2.18 Benefit Plans; Employees and Agents.

(a) Part 2.18(a) of the Company Disclosure Schedule identifies each employee benefit plan and all salary, bonus, deferred compensation, incentive scheme, stock purchase, stock option, restricted stock, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, welfare, profit-sharing, pension or retirement plan, program or agreement (whether qualified or non-qualified, currently effective or terminated, written or unwritten) (collectively, the “Plans”) currently sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, director or consultant of the Company (collectively, “Employee”).

(b) Since the Balance Sheet Date, no material changes have been made or promised to the terms of employment, benefits or conditions of service of any Employee or to benefits provided to any person engaged to any extent in the Company’s business (now or in the past) or any dependants of such person or to the terms of any agreement or arrangement (whether written or unwritten and whether binding or not) with any trade union, employee representative or body of employees or their representatives.

(c) No person is employed or engaged in the Company’s business (whether temporarily or permanently and whether under a contract of service or contract for services) other than the Employees, and the Employees are all employed by the Company and work wholly or mainly in the Company’s business.

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(d) The Company has disclosed full and accurate particulars of the current terms of employment or engagement and benefits of all Employees whether or not recorded in writing, or implied by custom or practice or otherwise; and details of all remuneration and benefits which the Employees or their dependants receive or are entitled to receive (now or in the future).

(e) In respect of each of the Employees, the Company has: materially performed all obligations and duties required to be performed by it, whether arising under contract, statute, at common law or in equity; maintained adequate, suitable and up to date records relating to the Employees; and paid to HM Revenue & Customs and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the Employees on account of their employment by the Company up to and including the Closing Date.

(f) With the exception of the Enterprise Management Incentive Scheme adopted by the Board on 23 October 2001 (the “EMI Scheme”), the Company has established no employee share or other incentive plans or arrangements, and nothing has been done to undermine the tax-favored status of the EMI Scheme.

(g) All contracts of service or for services with any of the Employees or agents of the Company are terminable by the Company at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment). The Company has no liability other than for salary, wages, commission or pension to or for the benefit of any person who is an Employee or agent of the Company.

(h) There are no terms under which the Employees are employed and, to the Knowledge of the Company, no event has occurred and no condition or circumstance exists that could give rise to any claim for unlawful discrimination or unequal pay.

(i) No Employee: has given or received notice to terminate employment or engagement and, to the Knowledge of the Company, no Employee is entitled or intends or is likely to terminate such employment or engagement as a result of the parties entering into this Agreement or the consummation of the transactions contemplated by this Agreement; has been off sick for a period of 21 working days or more in any six-month period within the three years ending on the date of this Agreement (whether or not consecutive), or is receiving or is due to receive payment under any sickness or disability or permanent health insurance scheme and, so far as the Company is aware, there are no such claims pending or threatened; is on secondment, maternity or other statutory leave or otherwise absent from work other than on normal annual leave or continuous sickness or incapacity absence of less than 21 working days; or is subject to a current disciplinary warning or procedure.

(j) The Company is not a party to any arrangements or promise to make or in the habit of making ex gratia or voluntary payments on redundancies or payments by way of bonus, pension, allowance or similar payments to any such persons.

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(k) There are no schemes or arrangements (whether legally enforceable or not) for payment of pension, disability, or death benefit or similar schemes or arrangements in operation or contemplated in respect of any of the Employees or their dependants, or persons formerly employed or engaged in the Company’s business or their dependants, under which the Purchaser or any of the owners for the time being of the Company’s business or the assets or any part of them may become liable to make payments or to provide equivalent benefits.

(l) The Company is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Employees or any other person currently or previously employed by or engaged in the Company’s business or their dependants and, so far as the Company is aware, there is no event which could give rise to such dispute, claim or proceeding.

(m) The Company has not recognized any trade union or any other organization of employees or their representatives in respect of any of the Employees.

2.19 Environmental Matters.

(a) The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. All material Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.19(a) of the Company Disclosure Schedule. All applications required to have been filed by the Company for the renewal or transfer of the Governmental Authorizations identified or required to be identified in Part 2.19(a) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

(b) The Company has not received, at any time, any notice or other communication (in writing), whether from a Governmental Body, citizens group, Employee or otherwise, (i) that alleges that it is not in compliance with any Environmental Law, (ii) regarding any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any investigation, cleanup or remedial, corrective or response action of any nature arising as a result of a breach of Environmental Law, (iii) that alleges environmental claims, damages, penalties or losses, including bodily injury and property damage claims.

(c) Part 2.19(c) of the Company Disclosure Schedule sets forth a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Purchaser.

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(d) To the Knowledge of the Company, no Materials of Environmental Concern have been used, manufactured, generated, sold, handled, treated, transported, stored or disposed by the Company, in breach of applicable Environmental Laws.

(e) To the Knowledge of the Company no Materials of Environmental Concern are present at or have been released on or at any property owned, leased or controlled by the Company in quantities that will trigger an environmental claim by a Governmental Authority or third party, and to the knowledge of the Company no underground storage tanks, above-ground storage tanks, asbestos-containing materials, landfills or disposal areas are present on any such property.

2.20 Insurance.

(a) Part 2.20(a) of the Company Disclosure Schedule identifies all insurance contracts or policies maintained by, at the expense of or for the benefit of the Company, including the name of the insurer and the types and amounts of coverage (collectively, the “Policies”), and the Company has delivered to Purchaser accurate and complete copies of the Policies identified or required to be identified on Part 2.20(a) of the Company Disclosure Schedule. All the Policies are in full force and effect, all premiums with respect thereto covering all periods up to the Closing Date have been paid or accrued, and the Company has not received any notice or other communication regarding any actual or possible (i) cancellation, invalidation or termination of any Policy or (ii) material adjustment in the amount of premiums payable with respect to any Policy. The coverage provided by the Policies complies with (i) applicable Legal Requirements and (ii) the requirements that the Company maintain insurance under all Material Contracts. The Company has not breached or otherwise failed to perform in any material respect its obligations under any of the Policies nor has the Company received any adverse notice from any of the insurers party to the Policies with respect to any alleged breach or failure in connection with any of the Policies which remains outstanding at Closing. Since January 1, 2006, the Company has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Company has applied for any Policy or with which the Company has carried a Policy. The Company is, and has at all times been, in compliance with all surety bond requirements of Governmental Authorizations held by the Company or otherwise set forth in applicable Legal Requirements or Contracts.

(b) Set forth in Part 2.20(b) of the Company Disclosure Schedule is a list of all claims which have been made by the Company since January 1, 2005 under any worker’s compensation, general liability, property or other insurance policy applicable to the Company or any of its properties. Such claim information includes the following information with respect to each accident, loss or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the date hereof and (iv) the amounts paid or recovered to date. Except as set forth in Part 2.20(b) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy, and the Company has not received any notice or other communication regarding any actual or possible rejection of any pending claim under any insurance policy.

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2.21 Related Party Transactions.

(a) No Related Party has, and no Related Party has had at any time since January 1, 2005, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company;

(b) no Related Party is, or has been at any time since January 1, 2005, indebted to the Company;

(c) since January 1, 2005, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company;

(d) to the Knowledge of the Company, no Related Party is competing, or has competed at any time since January 1, 2006, directly or indirectly, with the Company; and

(e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an Employee).

2.22 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.22(a) of the Company Disclosure Schedule, there is (i) no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (A) against, affecting or which involves the Company or any of the assets owned by the Company, any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law or any of the directors, officers, employees or equity holders of the Company with respect to their activities as such, any Plan or the assets of any Plan; or (B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or (ii) to the Knowledge of the Company, no pending or threatened Legal Proceeding against, affecting or which involves any assets used or controlled by the Company. To the Knowledge of the Company, no event has occurred and no claim or dispute exists that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) Except as set forth in Part 2.22(a) of the Company Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company that has not been fully adjudicated or settled prior to the date of this Agreement without liability to the Company that is likely to be incurred after the date of this Agreement. The Company has delivered to Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access and that relate to any Legal Proceeding identified in the Company Disclosure Schedule.

(c) There is no Order to which the Company, or any of the assets owned or used by it, is subject. To the Knowledge of the Company, no officer or other employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business. To the Knowledge of the Company, there is no proposed Order that, if issued or otherwise put into

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effect, (i) could have a Company Material Adverse Effect or an adverse effect on the ability of the Company or any of its Representatives or shareholders to comply with or perform any covenant or obligation under any of the Related Agreements or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

2.23 Company and Shareholder Action.

(a) The Board (at a meeting duly called and held in accordance with the Company Constituent Documents) has (i) unanimously determined that the Transactions are advisable and in the best interests of the Company and its members, (ii) unanimously approved and adopted the Transactions and this Agreement, (iii) unanimously recommended the adoption and approval of the Transactions and this Agreement by the members of the Company and (iv) directed that this Agreement be submitted for a vote by the members of the Company. The Company has provided Purchaser with a certified copy of the Board resolutions adopting and approving the Transactions and this Agreement.

(b) This Agreement and the Transactions were approved and ratified by the affirmative vote of members of the Company holding at least 75% of the Company Ordinary Shares issued and outstanding on the date of such vote (which such vote was taken in compliance with all notice and other requirements contained in the Company Constituent Documents). The affirmative vote of members of the Company holding 50% of the Company Ordinary Shares issued and outstanding on the date of such vote was the only vote of the members of the Company needed to approve the Transactions and the principal terms of this Agreement. The Company has provided Purchaser with a certified copy of the resolutions of the members of the Company approving the Transactions and this Agreement.

2.24 Finder’s Fee; Transaction Costs. Other than as set forth in Part 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Sellers. All Transaction Costs which were not paid by the Company at or prior to the Closing Date have been taken into account in calculating the Aggregate Principal Amount of the Sellers Promissory Notes.

2.25 Certain Payments. Neither the Company, nor, to the Company’s Knowledge, any Representative or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

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(d) performed any favor or used corporate funds in giving any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) of this Section 2.25.

2.26 Full Disclosure. To the Knowledge of the Company, this Agreement and the Company Disclosure Schedule do not (a) contain any warranty or information that is false or misleading with respect to any material fact or (b) omit to state any material fact necessary in order to make the warranties and information contained herein and therein, in light of the circumstances under which such warranties and information were or will be made or provided, not false or misleading.

ARTICLE 3.

WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder, severally (but not jointly) warrants on its own behalf only, as of the date of this Agreement and as of the Closing Date, to and for the benefit of the Purchaser, as follows:

3.1 Organization; Standing and Power. If a Selling Shareholder is an Entity, such Selling Shareholder is duly organized (or incorporated as the case may be), validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all necessary power and authority to enter into and perform its obligations under this Agreement. Such Selling Shareholder is not organized or incorporated in or a resident or citizen of the United States or Singapore.

3.2 Authority; Binding Nature of Agreement. Such Selling Shareholder has all requisite corporate or other power and authority and the capacity to execute and deliver (or procure the delivery of) this Agreement and any Related Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Selling Shareholder, and no other corporate or other action on the part of the Selling Shareholder is necessary to authorize the execution, delivery and performance by the Selling Shareholder of this Agreement and any Related Agreement to which the Selling Shareholder is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Selling Shareholder. This Agreement and any Related Agreement to which the Selling Shareholder is a party constitutes (assuming due and valid authorization, execution and

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delivery hereof and thereof by the other parties hereto and thereto, if any) the valid and binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with their respective terms, except as such enforcement may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

3.3 Ownership and Transfer of the Shares. Each Selling Shareholder is, in respect of the Shares as set forth opposite such Selling Shareholder’s name on Part 2.3(a) of the Company Disclosure Schedule, (a) the legal and beneficial owner of those shares with full authority to transfer the legal and beneficial interest in the Shares or (b) the beneficial owner of those Shares and has the power to procure the transfer of those Shares by the legal owner, in each case, free and clear of any and all Encumbrances. The Selling Shareholder has the power, authority and capacity to sell, transfer, assign and deliver (or to procure such sale, transfer, assignment and delivery of) such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Encumbrances.

3.4 Non-Contravention; Consents. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the terms, conditions or provisions of the organizational documents of such Selling Shareholder if such Selling Shareholder is an Entity; or

(b) contravene, conflict with or result in a material violation of any Legal Requirement or any Order, writ, injunction, judgment or decree to which such Selling Shareholder or any of the assets owned, used or controlled by such Selling Shareholder (including the Shares held by such Selling Shareholder) is subject.

(c) Other than in connection with the Selling Shareholders’ exercise of the Drag-Along Right, the Selling Shareholder is not required to obtain the Consent of, make any filing with or provide any notification to, any Person or Governmental Body in connection with the execution and delivery by such Selling Shareholder of this Agreement, the performance by such Selling Shareholder of its covenants and agreements under this Agreement and the consummation by such Selling Shareholder of the transactions contemplated hereby.

3.5 No Other Agreements. Such Selling Shareholder does not have any legal obligation, absolute or contingent, to any other Person to sell or otherwise transfer the Shares held by such Selling Shareholder (other than pursuant to this Agreement). Such Selling Shareholder is not subject to any voting agreement with respect to a change of control of the Company or a right of first refusal related to the Shares held by such Selling Shareholder.

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3.6 Litigation. There is no action, claim, suit, proceeding or investigation pending or, to Selling Shareholder’s Knowledge, threatened against or affecting the Selling Shareholder or the Shares held by such Selling Shareholder, in each case before any court or Governmental Body, that would reasonably be expected to affect the ability of the Selling Shareholder to sell and transfer the Selling Shareholder’s Shares or otherwise to consummate the transactions contemplated by this Agreement at the Closing.

3.7 Finder’s Fees. Except as set forth on the Schedule of Company Transaction Costs, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Selling Shareholder.

ARTICLE 4.

WARRANTIES OF PURCHASER AND PARENT

Purchaser and Parent, jointly and severally, warrant to the Company and each of the Sellers, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Corporate Existence and Power. Purchaser is a private company limited by shares duly organized and validly existing under the laws of Singapore. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Parent has all necessary power and authority to carry on its business in the manner in which its business is currently being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Purchaser’s or Parent’s ability to complete the Transactions.

4.2 Authority; Binding Nature of Agreement. Each of Purchaser and Parent has all right, power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance by each of Purchaser and Parent of this Agreement and each Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and Parent, as applicable, and no other action on the part of Purchaser or Parent is necessary to authorize the execution, delivery and performance by Purchaser or Parent of this Agreement or any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Purchaser and Parent. This Agreement constitutes and, upon execution and delivery thereof by Purchaser and Parent, each Related Agreement to which either or both or them is a party will constitute (assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, if any) the legal, valid and binding obligation of Purchaser and/or Parent, as applicable, enforceable against Purchaser and/or Parent, as applicable, in accordance with its terms, except as such enforcement may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

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4.3 Non-Contravention; Consents. The execution, delivery and performance by Purchaser and Parent of this Agreement and of each Related Agreement to which either is a party or both of them are parties and the consummation of the transactions contemplated hereby and thereby by Purchaser and Parent do not, directly or indirectly (without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the terms, conditions or provisions of their respective organizational documents;

(b) contravene, conflict with or result in a violation of any Order, writ, injunction, judgment or decree to which Purchaser or any of the assets owned, used or controlled by Purchaser or Parent is subject or, to the Knowledge of Purchaser and/or Parent, as applicable, give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract to which Purchaser or Parent or any of the assets owned, used or controlled by them is subject, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract, (ii) accelerate the maturity or performance of any such Contract or (iii) cancel, terminate or modify any such Contract, in each case solely to the extent that such contravention, violation or breach would reasonably be expected to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Related Agreements.

4.4 Compliance with Legal Requirements. Purchaser and Parent each has complied with all applicable Legal Requirements and Orders in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No filing with, notice to or consent from any Person (other than the parties hereto) is required in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements by Purchaser and Parent or either of them or the consummation of the transactions contemplated hereby and thereby by Purchaser and Parent or either of them.

ARTICLE 5.

PARENT GUARANTEE OF PURCHASER OBLIGATIONS

5.1 Guarantee of Purchaser Obligations. Purchaser is a direct subsidiary of Parent, and Parent acknowledges that it will derive substantial benefit from the Transactions. As consideration for the Selling Shareholders entering into this Agreement and the Related Agreements and for the Selling Shareholders consummation of the Transactions, Parent irrevocably and unconditionally guarantees the due and punctual payment as, when and if due, of all sums payable under (a) the Sellers Promissory Notes, on the terms and subject to the conditions set forth in Section 1.6 hereof and such Sellers Promissory Notes, and (b) the Contingent Consideration Note, on the terms and subject to the conditions set forth in Section 1.7 hereof and such Contingent Consideration Note, and the performance of Purchaser’s obligations pursuant to this Agreement (collectively, the “Guaranteed Obligations”); provided, that the

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holders of the Sellers Promissory Notes and the Contingent Consideration Note to whose benefit the guarantee pursuant to this Article 5 inures (each, a “Guaranteed Party”) shall be required first to demand payment of the Guaranteed Obligations from the Purchaser, and only if the Guaranteed Obligations are not satisfied by the Purchaser within ten (10) Business Days shall the Guaranteed Party demand payment of or assert a claim against Parent under this Article 5. The guarantee set forth in this Article 5 may only be enforced on the terms set forth herein and nothing set forth in this Article 5 shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Parties any rights or remedies against any Person other than the rights of the Guaranteed Parties against Parent as expressly set forth herein. For the avoidance of doubt, the Shareholders’ Representative shall be the sole party authorized, on behalf of the Sellers, to enforce the guarantee set forth in this Article 5 with respect to the Remaining Shareholder Promissory Note and the Contingent Consideration Note. Notwithstanding anything to the contrary contained in this Agreement, (y) to the extent the Purchaser is relieved of all or any portion of the Guaranteed Obligations (i) pursuant to the terms of this Agreement, the Sellers Promissory Notes or the Contingent Consideration Note, (ii) by the satisfaction thereof, or (iii) in connection with any agreement between the Purchaser or Parent, on the one hand, and a Guaranteed Party, on the other hand, or (z) in the event the Purchaser or any Affiliate of the Purchaser shall incur any Damages for which it is entitled to recovery under this Agreement, then the Guaranteed Obligations shall be reduced by an amount equal to the amount of any such reduction or claim.

ARTICLE 6.

COVENANTS OF THE PARTIES

6.1 Access to Information.

(a) During the period from the Agreement Date until the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Article 8 (the “Pre-Closing Period”), subject to compliance with applicable Legal Requirements (including antitrust, anti-competition and similar fair trade laws), the Company shall, and shall cause its Representatives to, provide Purchaser and Purchaser’s Representatives with (i) reasonable access during normal business hours to personnel and assets and to all existing books, records, Tax Returns, contracts, work papers and other documents and information relating to the Company; and (ii) copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Purchaser may reasonably request.

(b) No information or knowledge obtained in any investigation in accordance with this Section 6.1 or otherwise shall affect or be deemed to modify any warranty contained herein, the conditions to the obligations of the parties hereto to consummate the transactions contemplated by this Agreement or any party’s rights hereunder (including rights under Article 9).

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6.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, the Company shall: (i) conduct its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts; (ii) use reasonable efforts to maintain and preserve intact its current business organization, keep available the services of its current officers and employees and maintain its business relations with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) provide all notices, assurances and support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of, any transfer or disclosure by the Company of any Intellectual Property; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering material assets of the Company; and (v) take no action that would adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Body required for the Transactions or to perform its covenants and agreements under this Agreement or to complete the Transactions.

(b) During the Pre-Closing Period, except as set forth in Part 6.2(b) of the Company Disclosure Schedule, the Company shall not (without the prior written consent of Purchaser):

(i)        (A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its share capital or other equity or voting interests; (B) split, combine or reclassify any of its share capital or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its share capital or other equity or voting interests, (C) purchase, redeem or otherwise acquire any of its share capital, equity interests or any other securities of any Entity or any options, warrants, calls or rights to acquire any such shares, equity interests or other securities (including any options or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company;

(ii) issue or sell any additional share capital of the Company or securities convertible into or exercisable for such share capital, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional share capital of the Company;

(iii) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees;

(v) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

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(vi) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vii) make any capital expenditure outside the ordinary course of business consistent with past practices or make any single capital expenditure in excess of US$10,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed US$25,000 in the aggregate;

(viii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract which, if entered into prior to the date of this Agreement, would have been a Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the ordinary course of business consistent with past practices and not having a value, or not requiring payments to be made or received, in excess of US$10,000 individually, or US$25,000 in the aggregate), or waive or relinquish any material right;

(x) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person, except for customary travel advances to employees;

(xii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of the Company, except for increases, or bonuses made, in the ordinary course of business consistent with past practices for any employee or independent contractor of the Company (other than executive officers or members of the boards of directors of the Company) that were communicated to such employee or independent contractor prior to the Agreement Date;

(xiii) except as required to comply with applicable Legal Requirements or a Company Employee Plan in effect on the Agreement Date, (A) pay to any employee, officer, director or independent contractor of the Company any benefit not provided for under any Company Employee Plan in effect on the Agreement Date, (B) grant any awards under any Company Employee Plan (including the grant of options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Employee Plan or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Employee Plan, (E) adopt, enter into or amend any employment agreement other than offer letters entered into with new employees in the ordinary course of

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business consistent with past practices that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits, or (F) make any material determination under any Company Employee Plan that is inconsistent with the ordinary course of business consistent with past practices;

(xiv) hire any new employee, dismiss any employee, promote any employee, or engage any independent contractor whose relationship may not be terminated by the Company on thirty (30) days’ notice or less;

(xv) except as required by GAAP or applicable Legal Requirements, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices;

(xvi)      (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practices for Taxes payable by the Company, (B) settle or compromise any Legal Proceeding relating to any material Tax, or (C) revoke any material Tax election;

(xvii)    (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices or as required by their terms as in effect on the Agreement Date of claims, liabilities or obligations (i) reflected or reserved against in the Unaudited Interim Financial Statements (or the notes thereto), (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practices or (iii) Transaction Costs or (B) commence any Legal Proceeding; provided, that prior to the Closing the Company shall pay, discharge, settle or satisfy those liabilities reflected on Part 1.6(a) of the Company Disclosure Schedule to the extent possible in order to deliver the Company on a zero-cash basis at the Closing;

(xviii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xix) enter into any new line of business that is material to the Company or change its operating policies that are material to the Company, except as required by applicable Legal Requirements, regulations or policies imposed by any Governmental Body;

(xx) transfer or license to any Person any Intellectual Property other than non-exclusive licenses of Intellectual Property granted in connection with sales of Company Products or services to customers in the ordinary course of business consistent with past practice;

(xxi) enter into any operating lease requiring lease payments in excess of US$10,000; or

(xxii) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company.

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6.3 No Solicitation.

(a) During the Pre-Closing Period, the Company and the Selling Shareholders each shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or such Selling Shareholder or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for an Acquisition Transaction involving the Company other than the Transactions (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. The Company and each of the Selling Shareholders have terminated any pending discussions or negotiations relating to an Acquisition Proposal and each warrants that the Company and such Selling Shareholder, as applicable, had the legal right to terminate such discussions without payment of any fee or other penalty.

(b) The Company shall notify Purchaser immediately (and no later than 48 hours) after receipt by the Company or a Selling Shareholder (or their respective advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person or entity that informs the Company that it intends to make, or has made, an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact.

6.4 Termination of Company Rights. The Company shall cause all options, warrants or other rights to purchase share capital of the Company to be cancelled and terminated prior to the Closing in compliance with the underlying instrument or plan, all other applicable Company Contracts, the Company Constituent Documents, and all applicable Legal Requirements and without liability to the Company, the Purchaser or any of their respective Affiliates after the Closing. The Company shall provide the Purchaser with a reasonable and timely opportunity to review and comment on any documentation or correspondence related to the termination and cancellation of Company Rights. Purchaser’s review and approval of such documentation shall not alter its right to recover for Damages suffered by it under Article 9 of this Agreement or any of the warranties of the Company or the Selling Shareholders set forth in this Agreement.

6.5 Exercise of Drag-Along Right. Within one (1) Business Day following the date of this Agreement (the “Notice Date”), the Selling Shareholders shall exercise their Drag-Along Right, and the Company shall send a notice to each of the Remaining Shareholders notifying them of such exercise, in each case, in accordance with Sections 7.5 through 7.8 of the Company’s New Articles of Association. In the event that any Remaining Shareholder does not comply with the terms of the notice sent by the Company and agree to sell his, her or its Shares (such shares, the “Defaulting Shares”) to the Purchaser pursuant to the terms of this Agreement, the Board shall authorize some person to execute and deliver to the Purchaser, on behalf of each holder of Defaulting Shares, the necessary Stock Transfer Form on the terms set forth in the Company’s Articles of Association.

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6.6 Third Party Notices. On or before the Notice Date, the Company shall send a notice to Noble Venture Finance I Limited (“NVF I”) and Noble Venture Finance II Limited (“NVF II”), pursuant to that certain Facility Agreement, dated August 8, 2005, between the Company and NVF I and that certain Facility Agreement, dated May 30, 2008, between the Company and NVF II, respectively, regarding the conditionality of the Transactions, in each case in accordance with the terms of the applicable agreement and in such form as may be reasonably acceptable to the Purchaser.

6.7 Notification of Certain Matters; Updated Company Disclosure Schedule. During the Pre-Closing Period, each of the Purchaser, the Company and the Selling Shareholders agree to give prompt notice to each other, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any of such party’s warranties contained in this Agreement to be untrue or inaccurate in all material respects after the date hereof and (ii) any failure on its part to comply with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it hereunder. The Company also shall be entitled to deliver at Closing an updated version of the Company Disclosure Schedule setting forth any matter described in clause (i) of the preceding sentence. It is expressly understood that the delivery of any notice or of an updated version of the Company Disclosure Schedule pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or such updated version of the Company Disclosure Schedule, and such notice or updated version of the Company Disclosure Schedule shall not be considered for purposes of determining whether the condition set forth in Section 7.2(a)(i) has been satisfied or in determining whether any warranty has been breached or is inaccurate for purposes of Section 9.2(a)(i), and such determinations shall be made based solely on the Company Disclosure Schedule delivered to Purchaser on the date of this Agreement.

6.8 Confidentiality. The parties acknowledge that the Company and the Purchaser have previously executed a Confidentiality Agreement, dated May 17, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

6.9 Public Disclosure. Unless otherwise permitted by this Agreement, the Company and the Selling Shareholders shall consult with the Purchaser before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions, and neither the Company nor the Selling Shareholders shall issue any such press release or make any such statement or disclosure without the prior approval of the Purchaser (which approval shall not be unreasonably withheld), except as may be required by law or by any regulatory or governmental body to which a party is subject, including the London Stock Exchange, the Takeover Panel or the UK Listing Authority.

6.10 Payment of Stamp Duty. The Sellers, on the one hand, and Purchaser, on the other hand, shall each pay 50% of the Stamp Duty payable on the transfer of the Shares to Purchaser; provided, that the Sellers’ portion of such Stamp Duty shall be deducted in calculating the Aggregate Principal Amount of the Sellers Promissory Notes on the Closing Date. Purchaser shall file all necessary documentation and Tax Returns with respect to payment of such Stamp Duty.

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6.11 Corporation Tax Returns

(a) The Company shall prepare the Company’s corporation tax returns for the periods ended on or prior to Closing and deal with all matters and correspondence relating thereto. All such returns shall be submitted in draft form to the Shareholders’ Representative or his duly authorised agent for comments. The Shareholders’ Representative shall comment within a reasonable period of time of such submission and the Company shall adopt any reasonable comments and include them in the return(s).

(b) The Company shall liaise with the Shareholders’ Representative in the event of an enquiry which may be raised in respect of the said returns, and reflect the Shareholders’ Representative’s reasonable comments in any correspondence, negotiations or other contact with the Taxation Authority in respect of such enquiry.

6.12 Minority Shareholder SPA. During the Pre-Closing Period, the Company shall use all reasonable endeavors to ensure that each Remaining Shareholder duly execute and deliver the Minority Shareholder SPA prior to the Closing.

ARTICLE 7.

CLOSING CONDITIONS

7.1 Conditions to Obligation of Each Party to Effect the Transactions. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date that, there is no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Sale contemplated hereby in effect, and no litigation by any Governmental Body seeking any of the foregoing shall have been commenced and be pending. There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Transactions that makes the consummation of the Transactions illegal.

7.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions are also subject to the following conditions:

(a) Warranties of the Company; Performance of Obligations.

(i) Each of the warranties of the Company set forth herein shall be true, correct and complete in all material respects (except for any such warranties which are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date);

(ii) each of the terms, covenants, agreements and conditions set forth herein to be performed, complied with or satisfied by the Company on or prior to the Closing Date shall have been duly performed, complied with or satisfied in all material respects; and

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(iii) a certificate to the foregoing dated as of the Closing Date and signed by the Chief Executive Officer of the Company shall have been delivered to Purchaser.

(b) Warranties of the Selling Shareholders; Performance of Obligations.

(i) Each of the warranties of the Selling Shareholders set forth herein shall be true, correct and complete in all material respects (except for any such warranties which are qualified by their terms by a reference to materiality, which warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

(ii) each of the terms, covenants, agreements and conditions set forth in this Agreement to be performed, complied with or satisfied by the Selling Shareholders on or prior to the Closing Date shall have been duly performed, complied with or satisfied in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company, which shall (i) certify to and attach a copy of the then-current Certificate of Incorporation of the Company, issued by the Registrar of Companies for England and Wales and certified by a director of the Company, (ii) certify to and attach a copy of the resolutions of the Board and/or the members of the Company, as applicable, evidencing the adoption and approval of this Agreement and the Transactions, (iii) certify to and attach a copy of the then-current Memorandum of Association of the Company, (iv) certify to and attach a copy of the then-current Articles of Association of the Company, and (v) attach a certificate of good standing issued by the Registrar of Companies for England and Wales as of a date not more than five calendar days prior to the Closing Date.

(d) Claims Regarding Share Ownership. There must not have been made or threatened by any Person (other than a Seller) any claim (other than claims that have been validly withdrawn or waived in writing with full and final release of the Company in respect of any liability associated with such claim) asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or obtain beneficial ownership of, any stock of, or any other voting equity, or ownership interest in, the Company or (ii) is entitled to all or any portion of the consideration payable for the Shares.

(e) Closing Documentation. Purchaser shall have received (i) the Estimated Balance Sheet, (ii) the Estimated Closing Indebtedness, (iii) the Schedule of Company Transaction Costs and (iv) the Closing Certificate, and the assignment agreements referenced in Section 1.5 shall remain in full force and effect.

(f) Shareholder List. The Company shall have delivered to Purchaser for review a detailed spreadsheet, in such form as may be reasonably requested by the Purchaser, setting forth (i) the name and address of each Seller, as well as the number of Company Ordinary Shares held of record by each such Seller, as of immediately prior to the Closing Date, (ii) the percentage of the Note Payment Amount and the Contingent Consideration to which each such Seller is entitled to pursuant to Article 1 of this Agreement and (iii) wire transfer instructions or other means and address of payment for each Seller.

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(g) Consents Obtained. All consents, waivers, approvals, authorizations, or orders required to be obtained, and all filings required to be made, by the Company as set forth on Schedule 7.2(g) of the Company Disclosure Schedule for the authorization, execution, and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by the Company or by the Selling Shareholders and shall be in full force and effect.

(h) Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect, and no event shall have occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect;

(i) Retention of Key Employees. Each of the employees listed on Exhibit F shall have agreed to an amendment of their respective existing employment agreements effective upon the Closing Date and shall not have indicated their intent to the Company to discontinue their employment with the Company following the Closing Date.

(j) Company Option Plan. The Company Option Plan shall have been terminated.

(k) Director and Officer Resignations. Purchaser shall have received a written resignation from each director and officer of the Company, in a form reasonably acceptable to the Purchaser, effective as of the Closing Date. Each director of the Company shall have executed and delivered to the Purchaser the appropriate resignation forms to be filed with the Companies House in the UK.

(l) Absence of Intellectual Property Claims. There shall not be pending or threatened any legal proceeding in which the scope, validity or enforceability of any material Company Intellectual Property or material Intellectual Property Right has been contested or challenged or alleging infringement or misappropriation of any third party’s Intellectual Property Rights by the Company.

(m) Termination of Engagement Letters. The Company shall have terminated that certain Engagement Letter, dated December 4, 2007, between the Company and KBC Peel Hunt Ltd. (“KBC”), as amended by that certain Letter Agreement, dated July 18, 2008, between the Company and KBC, and that certain Engagement Letter, dated May 22, 2008, between the Company and the Financial Advisor, and received a payoff letter from each of KBC and the Financial Advisor in form and substance reasonably acceptable to Purchaser.

(n) Absence of Liabilities. The sum of the Company’s outstanding Indebtedness (other than Closing Indebtedness to be assigned to the Purchaser at the Closing pursuant to Section 1.5 and real property lease obligations that are not past due), unpaid Transaction Costs and accounts payable and accrued expenses (other than those accounts payable and accrued expenses set forth on Part 1.6(a) of the Company Disclosure Schedule, not to exceed £219,000), in each case, converted into U.S. dollars, if necessary, based upon the Agreed Rate, shall not exceed $250,000 in the aggregate.

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(o) Termination of Company Rights. All options, warrants and other rights to purchase share capital of the Company shall have been cancelled and terminated without liability to the Purchaser, the Company or any of their respective Affiliates following the Closing, and Purchaser shall have received a termination and release agreement reasonably satisfactory to the Purchaser from (i) each Selling Shareholder holding a Company Right as of immediately prior to the Closing and (ii) each holder of a Company Right as of immediately prior to the Closing that does not terminate automatically, in accordance with its terms, upon the Closing.

(p) Receipt Stock Transfer Forms. Purchaser shall have received duly executed stock transfer forms, in such form as is reasonably satisfactory to the Purchaser, transferring ownership in the Shares to the Purchaser.

(q) Receipt of Legal Payoff Letters. Purchaser shall have received a payoff letter from each of Wilson Sonsini Goodrich & Rosati, P.C. and Burges Salmon in form and substance reasonably acceptable to Purchaser.

(r) Execution of Minority Shareholder SPA. The Minority Shareholder SPA shall be duly executed by Remaining Shareholders holding such number of Shares that when added to the Selling Shareholder Shares constitute at least 90% of the total Shares.

7.3 Additional Conditions to Obligation of the Selling Shareholders and the Company. The obligation of the Selling Shareholders and the Company to effect the Transactions is also subject to the following conditions:

(a) Warranties; Performance of Obligations.

(i) Each of the warranties of the Purchaser and Parent set forth herein shall be true, correct and complete in all material respects (except for any such warranties which are qualified by their terms by a reference to materiality, which warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) each of the terms, covenants, agreements and conditions of this Agreement to be performed, complied with or satisfied by the Purchaser or Parent on or prior to the Closing Date shall have been duly performed, complied with or satisfied; and

(iii) a certificate to the foregoing dated as of the Closing Date and signed by an officer of Parent shall have been delivered to the Company.

ARTICLE 8.

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Purchaser and the Shareholders’ Representative;

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(b) by Purchaser, if Purchaser is not in material breach of any of its obligations under this Agreement and there shall have been a material breach of any warranty, covenant or agreement by the Company or any of the Selling Shareholders set forth in this Agreement such that the conditions set forth in Section 7.2(a)(i), Section 7.2(a)(ii), Section 7.2(b)(i) or Section 7.2(b)(ii) would not be satisfied on the date of such breach and such breach has not been cured within five (5) Business Days after written notice has been provided to the Shareholders’ Representative;

(c) by the Shareholders’ Representative, if the Selling Shareholders or the Company are not in material breach of any of their obligations under this Agreement and there shall have been a material breach of any warranty, covenant or agreement by Purchaser set forth in this Agreement such that the conditions set forth in Section 7.3(a)(i) or Section 7.3(a)(ii) would not be satisfied on the date of such breach and such breach has not been cured within five (5) Business Days after written notice has been provided to Purchaser; or

(d) by Purchaser or the Shareholders’ Representative if the Closing shall not have occurred by January 5, 2009; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party if such party’s failure to fulfill any obligation under this Agreement has been the sole cause of, or solely resulted in, the failure of the Closing to occur on or before such date; provided, further, that a party wishing to terminate pursuant to this Section 8.1(d) must provide the other parties hereto with two (2) Business Days’ prior written notice of its intent to terminate this Agreement pursuant to this Section 8.1(d).

8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate without any further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination, provided that each party hereto shall remain liable for any willful or intentional breaches of this Agreement that occurred prior to its termination.

ARTICLE 9.

RECOURSE FOR DAMAGES

9.1 Survival. All of the warranties (including those warranties set forth in Article 2, Article 3 and Article 4) and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, and the rights of the Sellers, the Company and the Purchaser to recover for damages incurred by them, as set forth in this Article 9, shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto or any Knowledge of facts determined or determinable by any party hereto and shall continue until, and all claims with respect thereto shall be made on or prior to, the first anniversary of the date hereof, except for (a) the warranties set forth in (i) Section 2.3 (Capitalization) and Section 3.3 (Ownership and

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Transfer of Shares), which shall survive indefinitely, (ii) Section 2.12 (Intellectual Property) and Section 2.17 (Tax Matters), which shall survive until the second anniversary of the Closing Date; (b) warranties, covenants and other matters for which notice of a claim for recovery has been given in accordance with this Agreement as of the end of the applicable period referred to above, in which event such warranties, covenants and other matters that serve as the basis for such claim shall survive until the final disposition of such claim; and (c) covenants to be performed after the Closing Date, which shall survive until performed in accordance with their respective terms.

9.2 Recovery by Purchaser Parties.

(a) In the event a Purchaser Party directly or indirectly suffers or incurs or otherwise becomes subject to any Damages (regardless of whether such Damages relate to any third-party claim) which arise from or as a result of or are, directly or indirectly, related to or in connection with:

(i) any inaccuracy in or breach of any warranty of the Company set forth in this Agreement (including in Article 2 of this Agreement) or contained in any Schedule or Exhibit to this Agreement or any certificate or instrument delivered hereunder by the Company without regard to any “Company Material Adverse Effect,” materiality, or similar qualifications contained in such warranties;

(ii) any breach of any covenant or obligation of the Company contained in this Agreement;

(iii) any unpaid Transaction Costs, past due real property lease obligations as of the Closing Date, and other accounts payable or accrued liabilities of the Company (excluding those accounts payable and accrued liabilities set forth on Part 1.6(a) of the Company Disclosure Schedule that in the aggregate do not exceed £219,000), without duplication, that were not deducted in calculating the Aggregate Principal Amount of the Sellers Promissory Notes on the Closing Date;

(iv) any Closing Indebtedness (excluding any capital lease payment obligations that are not past due) that remains outstanding after the Closing, other than any past due capital lease obligations that were deducted in calculating the Aggregate Principal Amount of the Sellers Promissory Notes on the Closing Date;

(v) Company Rights which were not terminated or cancelled prior to the Closing;

(vi) any Taxes of the Company attributable to any period prior to the Closing that were not deducted in calculating the Aggregate Principal Amount of the Sellers Promissory Notes on the Closing Date, and the Sellers’ portion of any transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement (if and to the extent the Sellers’ portion of any transfer Taxes, as set forth in Section 6.10, was not deducted in calculating the Aggregate Principal Amount of the Sellers Promissory Notes on the Closing Date); and

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(vii) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or claim incident to any of the foregoing, such Purchaser Party shall set off the determined amount of such Damages, on a dollar for dollar basis, in the manner set forth in Section 9.4 (but subject always to the limitations set forth in Section 9.3).

(b) In the event a Purchaser Party directly or indirectly suffers or incurs or otherwise becomes subject to any Damages (regardless of whether such Damages relate to any third-party claim) which arise from or as a result of or are, directly or indirectly, related to or in connection with:

(i) any inaccuracy in or breach of any warranty of a Selling Shareholder set forth in this Agreement (including in Article 3 of this Agreement) or contained in any Schedule or Exhibit to this Agreement or any certificate or instrument delivered hereunder by such Selling Shareholder; and

(ii) any breach of any covenant or obligation of a Selling Shareholder contained in this Agreement,

such Purchaser Party shall set off the determined amount of such Damages from such Selling Shareholder, on a dollar for dollar basis, in the manner set forth in Section 9.4 (but subject always to the limitations set forth in Section 9.3).

9.3 Basket; Limitation on Liability.

(a) The Purchaser Parties shall not be entitled to set off for Damages arising under Section 9.2(a)(i) or Section 9.2(b)(i) until the aggregate amount of all Damages suffered by the Purchaser Parties exceeds US$100,000 (the “Basket”), in which case the applicable parties shall be entitled to recover for the aggregate amount of all Damages suffered in excess of the Basket. For the purpose of determining whether the aggregate amount of Damages suffered by the Purchaser Parties has exceeded the Basket, individual claims shall only be considered if made pursuant to Section 9.5 and if totaling in amount at least US$2,500. From and after such time as the amount of the Basket has been exceeded, there shall be no such limitation on the size of individual claims. For the avoidance of doubt, Damages suffered by the Purchaser Parties pursuant to Sections 9.2(a)(ii) through (vii) and Section 9.2(b)(ii) shall not be subject to the Basket or any limitation on the size of individual claims, and the Purchaser Parties shall be entitled to recover for the aggregate amount of such Damages.

(b) Notwithstanding anything contained in this Agreement to the contrary, (i) the maximum amount that the Purchaser Parties shall be entitled to set off in respect of Damages under this Agreement (including this Article 9), the Related Agreements and under all other theories of liability, shall not exceed (A) in the case of any Damages which arise from or as a result of or are, directly or indirectly, related to or in connection with Section 9.2(a)(i) or Section 9.2(b)(i) (excluding any inaccuracy in or breach of a warranty set forth in Section 2.12 (Intellectual Property) or Section 2.17 (Tax Matters)), an aggregate amount equal to the Recourse Amount and (B) in the case of any Damages which arise from or as a result of or are,

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directly or indirectly, related to or in connection with any inaccuracy in or breach of a warranty set forth in Section 2.12 (Intellectual Property) or Section 2.17 (Tax Matters), the aggregate of the total principal and accrued interest outstanding under the Seller Promissory Notes and any Contingent Consideration that becomes payable pursuant to Section 1.7 of this Agreement, and (ii) any recovery of Damages to which the Purchaser Parties may be entitled under this Agreement, the Related Agreements and under any other theory of liability, shall be pursuant to this Article 9 and shall be satisfied solely by recourse to the total principal and accrued interest outstanding under the Sellers Promissory Notes or the Contingent Consideration, as applicable, as provided in Section 9.4, pro rated between the Sellers in accordance with their relative interests in the Sellers Promissory Notes and Contingent Consideration, except to the extent the Purchaser Parties’ right to recover arises pursuant to Section 9.2(b), in which case, such set off shall be made solely from the principal and accrued interest outstanding under the Selling Shareholders Promissory Note held by the Selling Shareholder whose breach gave rise to such recovery or such Selling Shareholder’s proportional interest in any Contingent Consideration, as applicable. For the avoidance of doubt, in no event shall a Seller be liable under this Agreement, any Related Agreement or any other theory of liability for any amount which exceeds such Seller’s interest in the total principal and accrued interest outstanding under the Sellers Promissory Notes or the Contingent Consideration, if any; provided, that this Section 9.3(b) shall not limit the amount that the Purchaser Parties shall be entitled to recover from a Selling Shareholder in respect of Damages under this Agreement or any Related Agreement for fraud by such Selling Shareholder, willful and intentional misconduct by such Selling Shareholder and willful and intentional misrepresentation by such Selling Shareholder.

9.4 Offset Against Sellers Promissory Notes and Contingent Consideration. In the event a Purchaser Party shall suffer any Damages for which such Purchaser Party is entitled to recovery under this Article 9, such Purchaser Party shall set off an amount equal to such Damages first by offsetting an amount equal to the aggregate amount of such Damages (converted into U.S. dollars as set forth below, if necessary) against the total principal and accrued interest outstanding under the Sellers Promissory Notes, and second from any Contingent Consideration that becomes payable pursuant to Section 1.7(d). A Purchaser Party shall not be entitled to set off more than once for the same Damages, and, for the avoidance of doubt, a Purchaser Party shall not be entitled to set off pursuant to this Article 9 for those amounts already deducted in calculating the Aggregate Principal Amount of the Sellers Promissory Notes on the Closing Date pursuant to Section 1.6(a). To the extent the Purchaser Party’s right to recover pursuant to this Article 9 arises pursuant to Section 9.2(a), any such offset shall be from each Seller, in the same proportion as such Seller’s proportionate interest in the principal and accrued interest outstanding under the Sellers Promissory Notes or the Contingent Consideration, as applicable. To the extent the Purchaser Party’s right to recover arises pursuant to Section 9.2(b), any such offset shall be made solely from the principal and accrued interest outstanding under the Selling Shareholder Promissory Note held by the Selling Shareholder whose breach gave rise to such recovery or such Selling Shareholder’s proportional interest in any Contingent Consideration, as applicable. Damages to be offset against the outstanding balances under the Sellers Promissory Notes or any Contingent Consideration pursuant to Section 1.6(b), Section 1.7(d) and/or this Section 9.4 shall be converted into U.S. dollars, if necessary, based on the average of the daily average Interbank currency exchange rates for British pounds sterling being converted into U.S. dollars at the close of business on each of the five Business Days prior to (a) the date the amount of such Damages was finally determined

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pursuant to this Agreement or (b) if such Damages relate to a pending claim for recovery of Damages and have not been finally determined pursuant to this Agreement, the date on which final payment under the Sellers Promissory Notes is due or the relevant Installment Due Date, as applicable, in each case as reported in the Wall Street Journal.

9.5 Procedure for Recovery of Damages.

(a) If a Purchaser Party has or claims to have incurred or suffered Damages for which it is or may be entitled to recovery under this Agreement, Parent or the Purchaser, on behalf of such Purchaser Party, or such Purchaser Party shall promptly deliver a written claim notice (a “Claim Notice”) to the Shareholders’ Representative. Each Claim Notice shall state (i) that such Purchaser Party believes that there is or has been a breach of a warranty or covenant contained in this Agreement or that such Purchaser Party is otherwise entitled to recovery of Damages pursuant to this Article 9, (ii) a reasonably detailed description of the circumstances supporting the basis for such Purchaser Party’s belief that there is or has been such a breach or the basis for which such Purchaser Party is so entitled to recovery of Damages under this Article 9, and (iii) the estimated amount of Damages such Purchaser Party claims to have so incurred or suffered (the “Claimed Amount”). The Shareholders’ Representative shall be the sole party authorized, on behalf of the Sellers, to dispute, adjudicate, negotiate and enter into settlements and compromises of claims made pursuant to this Section 9.5.

(b) Within thirty (30) days after receipt by the Shareholders’ Representative of a Claim Notice, the Shareholders’ Representative may deliver to Purchaser a written response (the “Response Notice”) in which the Shareholders’ Representative: (i) agrees that an amount equal to the full Claimed Amount may be offset against the outstanding balance under the Sellers Promissory Notes, pursuant to Section 1.6(b) and Section 9.4 of this Agreement, or any Contingent Consideration payable, in accordance with Section 1.7(d) and Section 9.4 of this Agreement, as applicable; (ii) agrees that an amount equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable; or (iii) indicates that no offset may be made from the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable. Any part of the Claimed Amount that is not agreed to be offset pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the Purchaser within such 30-day period, then the Shareholders’ Representative shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount may be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable.

(c) If the Shareholders’ Representative delivers a Response Notice agreeing that an amount equal to the full Claimed Amount may be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable, or if the Shareholders’ Representative does not deliver a Response Notice on a timely basis in accordance with Section 9.5(b), the full Claimed Amount shall be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable, and such offset shall be deemed to be made in full and final satisfaction of the claim described in such Claim Notice.

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(d) If the Shareholders’ Representative delivers a Response Notice agreeing that an amount equal to less than the full Claimed Amount may be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable, an amount equal to the Agreed Amount shall be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable.

(e) If the Shareholders’ Representative delivers a Response Notice indicating that there is a Contested Amount, the Shareholders’ Representative and the Purchaser Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Purchaser Party and the Shareholders’ Representative resolve such dispute, such resolution shall be binding on all of the Sellers and such Purchaser Party, and a joint written instruction shall be signed by Purchaser and the Shareholders’ Representative (regarding such resolution) (the “Joint Written Instruction”) and such amount as may be set forth in such Joint Written Instruction, if any, shall be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable, and such offset shall be deemed to be made in full and final satisfaction of the claim described in such Claim Notice.

(f) If the Shareholders’ Representative and the Purchaser Party are unable to resolve the dispute related to the Contested Amount within sixty (60) days after delivery of the Response Notice, either the Shareholders’ Representative or the Purchaser Party may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. In the event such dispute is submitted to arbitration as provided above, then such dispute shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Shareholders’ Representative and the Purchaser Party. In the event that, within thirty (30) days after submission of any dispute related to a Contested Amount to arbitration, the Shareholders’ Representative and the Purchaser Party cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, the Shareholders’ Representative, on the one hand, and the Purchaser Party, on the other hand, shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. Any such arbitration shall be conducted in the English language and held in London, England, under the rules then in effect of the Chartered Institute of Arbitrators.

(g) The arbitrator shall (i) determine how all expenses relating to the arbitration shall be paid, including without limitation, the fees of each arbitrator and the administrative fee of the Chartered Institute of Arbitrators, (ii) set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity (adequate in the sole judgment of the arbitrator) to discover relevant information about the subject matter of the dispute, (iii) rule upon motions to compel or limit discovery, and (iv) have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be final, binding, and conclusive. Such amount as may be set forth in the final arbitration decision, if any, shall be offset against the outstanding balance under the Sellers Promissory Notes or any Contingent Consideration payable, as applicable, and such offset shall be deemed to be made in full satisfaction of the claim described in such Claim Notice.

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9.6 Third Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to recovery for claims made by third parties (“Third Party Claims”). Promptly after receipt by a Purchaser Party of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any Taxation Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Legal Proceeding, liability or obligation by a third party (whether by legal process or otherwise), against which Legal Proceeding, liability or obligation the Purchaser is entitled to recover from Sellers under this Agreement, the Purchaser will (i) use commercially reasonable efforts to obtain insurance coverage under existing policies covering the Purchaser Party with respect to such Third Party Claim and (ii) promptly notify the Shareholders’ Representative in writing of the commencement or assertion thereof and give the Shareholders’ Representative a copy of such Third Party Claim, process and all legal pleadings; provided, however, that any failure by the Purchaser to so notify the Shareholders’ Representative shall not limit any of the Purchaser Parties’ rights to recover Damages under this Article 9 (except to the extent such failure actually prejudices the defence of such Third Party Claim). The Shareholders’ Representative shall be the sole party authorized, on behalf of the Sellers, to assume or participate in the defence of and negotiate and enter into settlements and compromises of claims made pursuant to this Section 9.6. The Shareholders’ Representative shall have the right, exercisable upon written notice within 10 Business Days after receipt of such notice, to assume the defence of such action with counsel of reputable standing unless in such action injunctive or equitable remedies have been sought therein in respect of the Purchaser Party(ies), the Purchaser or the Company or such action involves Intellectual Property (in which event Purchaser and Parent shall have the sole right to defend such claim). The Shareholders’ Representative and the Purchaser Party(ies) shall reasonably cooperate in the defence of such claims. If the Shareholders’ Representative shall assume or participate in the defence of such audit, assessment or other proceeding as provided herein, the Purchaser Party(ies) shall make available to the Shareholders’ Representative all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the Purchaser Party(ies) shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Purchaser Party(ies) are entitled to recover from Sellers under this Agreement, such amount, net of any insurance proceeds actually recovered (less any amounts reasonably incurred by the Purchaser Parties in order to secure such recoveries, including any applicable insurance deductibles), shall be offset against the outstanding balance under the Seller Promissory Notes or any Contingent Consideration payable, as applicable. No Seller, in the defence of any such Third Party Claim, shall, except with the written consent of the Purchaser Party(ies) (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Purchaser Party(ies) of a release from all liability with respect to such claim or litigation. In the event that the Shareholders’ Representative does not assume the defence of any matter for which it is entitled to assume such defence as provided above, the Purchaser Party(ies) shall have the full right to defend against any such claim or demand, and shall be entitled to in good faith settle or agree to pay in full such claim or demand, in its sole discretion; provided, that the Purchaser Party(ies) may, at its or their option, seek the consent of the Shareholders’

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Representative to such settlement or payment (which consent shall not be unreasonably withheld or delayed), and, if such consent is given, such settlement shall be finally determined to have been made by the Purchaser Party(ies) in good faith. With respect to any matter as to which the Shareholders’ Representative is not entitled to assume the defence pursuant to this Section 9.6, the Purchaser Party(ies) shall not enter into any settlement for which a claim for recovery of Damages will be made hereunder without the written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld or delayed).

If the Shareholders’ Representative shall have assumed the defence of an action pursuant to this Section 9.6, a Purchaser Party shall have the right to participate in the defence of such action with its own counsel, but the fees and expenses of such counsel shall be at the expense of the Purchaser Party unless (a) the employment of such counsel shall have been authorized in writing by the Shareholders’ Representative in connection with the defence of such action or claim, (b) the Shareholders’ Representative shall not have employed counsel in the defence of such action or claim, or (c) such Purchaser Party shall have reasonably concluded on the advice of its counsel that there may be defences available to it which are contrary to, or inconsistent with, those available to the Sellers, thus preventing the Sellers’ counsel from adequately representing the Sellers and the Purchaser Party, in any of which events such fees and expenses of not more than one additional counsel for the Purchaser Party(ies) shall be borne by the Sellers.

9.7 Characterization of Recovery. The parties agree to treat any recovery of Damages received by the Purchaser Parties under this Agreement as an adjustment to the purchase price for Tax purposes, unless otherwise required by applicable law.

9.8 No Contribution. The Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of recovery or other right or remedy against the Company or any of its officers or directors in connection with any reimbursement obligation or any other liability to which such Sellers may become subject under or in connection with this Agreement.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1 Shareholders’ Representative.

(a) The Selling Shareholders hereby appoint Michael Powell to serve as their Shareholders’ Representative and to act as their agent and attorney-in-fact for purposes of Article 1, Article 5, Article 8, Article 9 and Section 10.4 of this Agreement, and consent to the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him pursuant to such provisions of this Agreement. The Shareholders’ Representative hereby agrees to negotiate, enter into settlements and compromises of claims, including third-party claims, to comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Article 9 of this Agreement, take all actions necessary in his judgment for the accomplishment of the foregoing and hereby accepts his appointment as the Shareholders’ Representative for purposes of Article 1, Article 5, Article 8, Article 9 and Section 10.4 of this Agreement and for purposes of any claims under the

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Remaining Shareholder Promissory Note and the Contingent Consideration Note. Parent and Purchaser shall be entitled to deal exclusively with the Shareholders’ Representative on all matters relating to Article 1, Article 5, Article 8, Article 9 and Section 10.4 of this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Shareholders’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Shareholders’ Representative, as fully binding upon such Seller.

(b) If the Shareholders’ Representative shall die, become disabled or otherwise be unable or declare himself unwilling to fulfill his responsibilities as agent of the Sellers, then the Selling Shareholders who held a majority of the Shares prior to the Closing collectively shall, within ten days after such time, appoint a successor representative reasonably satisfactory to Purchaser. The Shareholders’ Representative may be removed at any time, with or without cause, by the Selling Shareholders who held a majority of the Shares prior to the Closing; provided, that within ten days after such time, such Selling Shareholders shall appoint a successor representative reasonably satisfactory to Purchaser. Any such successor shall become the “Shareholders’ Representative” for purposes of Article 1, Article 5, Article 8, Article 9 and Section 10.4 of this Agreement and this Section 10.1.

(c) A Shareholders’ Representative shall not be liable for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The Selling Shareholders shall severally and proportionate between themselves indemnify each Shareholders’ Representative and hold each Shareholders’ Representative harmless against any loss, liability, cost or expense incurred without gross negligence, bad faith or willful misconduct on the part of such Shareholders’ Representative and arising out of or in connection with the acceptance or administration of such Shareholders’ Representative’s duties pursuant to the terms of this Agreement, including the reasonable fees and expenses of any legal counsel retained by such Shareholders’ Representative.

(d) The Shareholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Shareholders’ Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Shareholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Shareholders’ Representative based on such advice, the Shareholders’ Representative shall not be liable to anyone.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (on or after the Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement, any of the Related Agreements or any of the other documents, certificates, etc. executed or delivered in connection therewith.

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10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Company’s business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule), the Related Agreements and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement or the Related Agreements, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement or the Related Agreements, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Transactions; provided, that any Transaction Costs that have not been paid prior to the Closing Date and which shall remain obligations on the Company after the Closing Date shall be taken into account in calculating the Aggregate Principal Amount of the Sellers Promissory Notes; provided, further, that the Sellers shall be responsible in the manner set forth in Article 9 for any Transaction Costs that were not paid prior to the Closing Date and were not taken into account in determining the Aggregate Principal Amount of the Sellers Promissory Notes.

10.4 Amendment. The Selling Shareholders hereby consent to the Shareholders’ Representative proposing, negotiating and agreeing (as applicable) to any variation to this Agreement on behalf of the Selling Shareholders; provided, that any such variation shall not be to the detriment of any one or more of the Sellers. This Agreement may be amended only by an instrument in writing signed by the Company, Purchaser and the Selling Shareholders or the Shareholders’ Representative at any time.

10.5 Attorneys’ Fees. In any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement, any of the Related Agreements or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement, any of the Related Agreements or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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10.7 Entire Agreement. This Agreement, the Related Agreements and the Minority Shareholder SPA constitute the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

10.8 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.9 Governing Law and Submission to Jurisdiction; Appointment of Process Agent. Except as otherwise set forth in Article 9 of this Agreement:

(a) This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

(b) The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute that may arise out of or in connection with this Agreement and that any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the parties hereto irrevocably submits to the exclusive jurisdiction (both subject matter and personal jurisdiction) of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

(c) The Purchaser hereby irrevocably appoints the Company, Unit R, Trecenydd Business Park, Caerphilly, CF83 2RZ. UK, as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement following the Closing, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

(d) If such process agent ceases to be able to act as such or to have an address in England, each party irrevocably agrees to appoint a new process agent in England acceptable to the other party and to deliver to the other party within 14 days a copy of a written acceptance of appointment by the process agent.

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10.10 Assignment and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Purchaser (it being agreed acknowledged that Parent will continue to guarantee the performance of such Affiliate pursuant to the terms of Article 5 hereof). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

10.11 Parties in Interest. Except for the provisions of Section 1.1, Article 9 and Section 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any), except for the provisions of Section 5.1 with respect to the Remaining Shareholders.

10.12 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) upon actual receipt, when delivered by hand, (b) upon receipt of transmission confirmation, when sent by facsimile, (c) three Business Days after mailing by prepaid registered or certified mail within the United States, (d) one Business Day after sending by overnight courier (with postage prepaid and confirmation requested) within the United States or (e) two Business Days after sending by international courier (with postage prepaid and confirmation requested):

if to Purchaser:

Multi-Fineline Electronix, Inc.

3140 E. Coronado Street

Anaheim, CA 92806

Fax No.: (714) 238-1487

Attention: General Counsel

with a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Attention: Carl Sanchez

Fax No.: (858) 458-3005

if to the Company:

Pelikon Limited

Unit R

Trecenydd Business Park

Caerphilly, CF83 2RZ. UK

Fax: +44 (0)2920 855211

Attention: President

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with a copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Steven V. Bernard

Fax No.: (650) 439-6811

Burges Salmon

Narrow Quay House

Narrow Quay

Bristol

BS1 4AH

Attn: Richard Spink

Fax: 0117 902 4400

if to the Shareholders’ Representative or the Sellers:

Mr. M A Powell

87 Ranelagh Road

London

W5 5RP

with a copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Steven V. Bernard

Fax No.: (650) 439-6811

Burges Salmon

Narrow Quay House

Narrow Quay

Bristol

BS1 4AH

Attn: Richard Spink

Fax: 0117 902 4400

If to one or more Selling Shareholders individually, to the address set forth for such Selling Shareholder on such Selling Shareholder’s signature page hereto.

10.13 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

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(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” means including without limiting the generality of any description preceding such term; and

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.14 Enforcement of Agreement. The parties acknowledge and agree that each of them would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

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10.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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The parties hereto have caused this Agreement to be executed and delivered as a deed as of the date first set forth above.

PURCHASER

Multi-Fineline Electronix Singapore Pte. Ltd.

		By:	/s/ Reza Meshgin
		Name:	Reza Meshgin
		Title:	President

COMPANY

SIGNED as a DEED by Mike Powell		)	/s/ Mike Powell
PELIKON LIMITED acting by a director		)	Name: Mike Powell
in the presence of		)	Director

Witness Signature	/s/ B. Schubert
Witness Full Name	B. Schubert
Witness Address	106 Rushdene Crescent
Northolt Middx
UB5. 6NH
Witness Occupation

PARENT

Multi-Fineline Electronix, Inc.

		By:	/s/ Reza Meshgin
		Name:	Reza Meshgin
		Title:	President

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EXECUTED and unconditionally delivered	)	/s/ Peter Wright
as a DEED by FINANCE WALES	)	Investment Director
INVESTMENTS LIMITED acting by	)
a director in the presence of:	)

Witness Signature	/s/ Kathryn Barker
Witness Full Name	Kathryn Barker
Witness Address	Finance Wales
Cardiff
Witness Occupation	Executive Assistant
Address	Finance Wales
Cardiff

EXECUTED and unconditionally delivered	)	/s/ Reese E. Schroeder
as a DEED by MOTOROLA INC	)	Name: Reese E. Schroeder
who is in accordance with the laws of the	)	Managing Director of Motorola Ventures
territory in which MOTOROLA INC is	)	Authorized signatory
incorporated is acting under the authority of	)
MOTOROLA INC	)

Address	1303 E. Algonquin Road, Schaumburg, IL 60196, U.S.A., Attn: Managing Director, Motorola Ventures
Copy to: 1303 E. Algonquin Road, Schaumburg, IL 60196, U.S.A., Attn: General Counsel

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EXECUTED and unconditionally delivered	)	/s/ Jake Leavesley
as a DEED by RAB CAPITAL PLC	)	Name: Jake Leavesley
for and on behalf of RAB SPECIAL	)	Authorised signatory
SITUATIONS (MASTER) FUND LIMITED	)
acting by its authorised signatories	)	/s/ Benjamin Hill
Name: Benjamin Hill
Authorised signatory

Address	c/o RAB Capital Plc, 1 Adam Street
London, WCLN 6LE, UK

EXECUTED and unconditionally delivered	)	/s/ Mark Murray
as a DEED by ARTEMIS INVESTMENT	)	Name: Mark Murray
MANAGEMENT LIMITED as manager for	)	Fund Manager/Authorised signatory
and on behalf of ARTEMIS AIM VCT 2)
PLC acting by its authorised signatory	)

Address	42 Melville Street
Edinburgh EH3 7HA

EXECUTED and unconditionally delivered	)	/s/ Trelawny Williams
as a DEED by FIL INVESTMENTS	)	Name: Trelawny Williams
INTERNATIONAL (for and on behalf of	)	Director/Authorized Signatory
Fidelity Funds – European Smaller Companies	)
Fund) acting by	)

Witness Signature	/s/ Margaret Rowe
Witness Full Name	Margaret Rowe

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EXECUTED and unconditionally delivered		)	/s/ Trelawny Williams
as a DEED by FIL INVESTMENT		)	Name: Trelawny Williams
SERVICES LIMITED (for and on behalf of		)	Director/Authorized Signatory
Fidelity European Opportunities Fund))
acting by		)

Witness Signature	/s/ Margaret Rowe
Witness Full Name	Margaret Rowe

EXECUTED and unconditionally delivered		)	/s/ Sergio Levi
as a DEED by SPARK VCT Plc		)	Name: Sergio Levi
acting by its manager		)	Director
SPARK VENTURE MANAGEMENT		)
LIMITED

/s/ Nghi Tran
Name: Nghi Tran
Secretary

Address	33 Glasshouse Street
London WIB SDG

EXECUTED and unconditionally delivered		)	/s/ Sergio Levi
as a DEED by SPARK VCT 2 Plc		)	Name: Sergio Levi
acting by its manager		)	Director
SPARK VENTURE MANAGEMENT		)
LIMITED

/s/ Nghi Tran
Name: Nghi Tran
Secretary

Address	33 Glasshouse Street
London WIB SDG

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EXECUTED and unconditionally delivered		)	/s/ Sergio Levi
as a DEED by SPARK VCT 3 Plc		)	Name: Sergio Levi
acting by its manager		)	Director
SPARK VENTURE MANAGEMENT		)
LIMITED

/s/ Nghi Tran
Name: Nghi Tran
Secretary
Address	33 Glasshouse Street
London WIB SDG

EXECUTED and unconditionally delivered		)	/s/ Simon Chambers
as a DEED by KBC PEEL HUNT		)	Name: Simon Chambers
LIMITED acting by Simon Chambers		)	Director
a director in the presence of:		)

Witness Signature	/s/ Kelly Louise Morgan
Witness Full Name	Kelly Louise Morgan
Witness Address	93 Princes Road
Ramford
RM1 2SP
Witness Occupation	Assistant Compliance Officer
Address

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EXECUTED as a DEED by	) /s/ Michael Powell
MICHAEL POWELL	)
in the presence of:-)

Signature of witness	/s/ B. Schubert
Name (in BLOCK CAPITALS)	B. SCHUBERT
Address	106 Rushdene Crescent
Northolt Middx
UB5 6NH

EXECUTED as a DEED by	) /s/ Colin Alexander Garrett
COLIN ALEXANDER GARRETT	)
in the presence of:-)

Signature of witness	/s/ J.C. Wright
Name (in BLOCK CAPITALS)	J.C. WRIGHT
Address	810, Warick Road
Southill
W-MIDS

EXECUTED as a DEED by	) /s/ Christopher Fryer
CHRISTOPHER FRYER	)
in the presence of:-)

Signature of witness	/s/ C.M. Evans
Name (in BLOCK CAPITALS)	C.M. EVANS
Address	16 Ash Gree
Great Chesterford CBIOIQR

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2008 R&D Tax Credit” shall mean that certain R&D Tax Credit related to calendar year 2008 that is expected by the Company to be paid to the Company by the appropriate Tax Authority during calendar year 2009.

“Accounting Referee” shall have the meaning specified in Section 1.7(e)(ii).

“Accounts” shall mean the Estimated Balance Sheet, Estimated Closing Indebtedness, Schedule of Company Transaction Costs and the Closing Certificate.

“Acquisition Proposal” shall have the meaning specified in Section 6.3(a).

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, share purchase, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) the Company is a constituent corporation or is otherwise involved, (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of any of the Company or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of the Company;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company; or

(c) any liquidation or dissolution of any of the Company.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Aggregate Principal Amount” shall have the meaning specified in Section 1.6(a).

“Agreed Amount” shall have the meaning specified in Section 9.5(b).

“Agreed Rate” shall mean the average of the daily average Interbank currency exchange rates for British pounds sterling being converted into U.S. dollars at the close of business on each of the five Business Days prior to the Closing Date as reported in the Wall Street Journal.

“Agreement” shall have the meaning specified in the introductory paragraph to this Agreement.

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“Agreement Date” shall have the meaning specified in the introductory paragraph to this Agreement.

“Balance Sheet” shall have the meaning specified in Section 2.6(a)(i).

“Balance Sheet Date” shall have the meaning specified in Section 2.6(a)(ii).

“Basket” shall have the meaning specified in Section 9.3(a).

“Board” shall have the meaning specified in Section 2.1(d).

“Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday in the State of California or in England, on which banks are open for substantially all their banking business in Los Angeles and London.

“CAA 2001” shall mean the Capital Allowances Act 2001.

“Capital Lease Obligations” shall mean those lease obligations that are required to be capitalized by the lessee pursuant to GAAP.

“Claim Notice” shall have the meaning specified in Section 9.5(a).

“Claimed Amount” shall have the meaning specified in Section 9.5(a).

“Closing” shall have the meaning specified in Section 1.2.

“Closing Certificate” shall have the meaning specified in Section 1.4.

“Closing Date” shall have the meaning specified in Section 1.2.

“Closing Indebtedness” shall mean all Indebtedness of the Company outstanding immediately prior to the Closing.

“Company” shall have the meaning specified in the introductory paragraph to this Agreement.

“Company Audited Financial Statements” shall have the meaning specified in Section 2.6(a)(i).

“Company Constituent Documents” shall have the meaning specified in Section 2.2.

“Company Contract” shall mean any Contract, including any amendment or supplement thereto, (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation or (c) under which Company has any right or interest.

“Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Company on the date of this Agreement and, to the extent updated and provided pursuant to Section 6.7 hereof and subject to the limitations of such Section 6.7, such schedule as updated.

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“Company Employee Plan” shall mean (i) any employee pension benefit plan, any employee welfare benefit plan, and any other plan, agreement or arrangement, written or oral, involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock-based or stock related awards, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation; and (ii) all employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements or contracts, written or oral, maintained, or contributed to or required to be contributed to during the last six (6) years by the Company, and in the case of clauses (i) and (ii) above, established for the benefit of, or relating to, any current or former employee, officer, director or consultant who provided services to the Company for which such individual received compensation.

“Company Financial Statements” shall have the meaning specified in Section 2.6(a).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, licensed to, or filed in the name of the Company.

“Company Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, or condition (financial or otherwise) of the Company; provided, however, that Company Material Adverse Effect shall not include any material adverse change, effect, event, occurrence, state of facts or development (i) relating to or resulting from the industry in which the Company operates generally or the U.S. or European economy in general, only to the extent such adverse change, effect, occurrence, state of fact or development does not affect the Company more adversely than comparable Entities or (ii) resulting from any worldwide, national or local crisis (political, economic, financial or regulatory), including, without limitation, an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside the United States or Europe.

“Company Option Plan” shall mean the EMI Scheme.

“Company Ordinary Shares” shall have the meaning specified in the Recitals to this Agreement.

“Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, distributed, or sold by the Company.

“Company Rights” shall have the meaning specified in Section 2.3(c).

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“Company Software” shall have the meaning specified in Section 2.12(m).

“Confidentiality Agreement” shall have the meaning specified in Section 6.8.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contested Amount” shall have the meaning specified in Section 9.5(b).

“Contingent Consideration” shall have the meaning specified in Section 1.7(b).

“Contingent Consideration Note” shall have the meaning specified in Section 1.7(a).

“Contract” shall mean any written agreement, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Defaulting Shares” shall have the meaning specified in Section 6.5.

“Drag-Along Right” shall have the meaning specified in the Recitals to this Agreement.

“EMI Scheme” shall have the meaning specified in Section 2.18(f).

“Employee” shall have the meaning specified in Section 2.18(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation

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relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Estimated Balance Sheet” shall have the meaning specified in Section 1.4.

“Estimated Closing Indebtedness” shall have the meaning specified in Section 1.4.

“Estimated Remaining Return Amount” shall mean an amount equal to (a) US$0.30, multiplied by (b) (i) (A) the total number of pSel Hybrid Display units sold and delivered to third parties by the Selling Parties during the period commencing on March 1, 2010 and ending on December 31, 2010, multiplied by (B) the average return rate (expressed as a percentage) experienced by Purchaser, the Company and/or any of their respective Affiliates or licensees on pSel Hybrid Display units sold and delivered to third parties by the Selling Parties during the six month period commencing on September 1, 2009 and ending on February 28, 2010, minus (ii) the total number of pSel Hybrid Display units returned prior to February 28, 2011 which were initially sold and delivered to third parties by the Selling Parties during the period commencing on March 1, 2010 and ending on December 31, 2010.

“Excess Warranty Holdback Amount” shall be equal to an amount determined by subtracting (a) the Purchaser Actual Return Amount from (b) the Estimated Remaining Return Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

“Final Objection Notice” shall have the meaning specified in Section 1.7(e)(ii).

“Final Response Period” shall have the meaning specified in Section 1.7(e)(ii).

“Financial Advisor” shall mean Woodside Capital Partners International LLC.

“Financial Advisor Commission” shall have the meaning specified in Section 1.1(b)(i).

“Fully Diluted Company Ordinary Shares” shall have the meaning specified in Section 1.1(b)(ii).

“GAAP” shall have the meaning specified in Section 1.4.

“Governmental Authorization” shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

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“Guaranteed Obligations” shall have the meaning specified in Section 5.1.

“Guaranteed Party” shall have the meaning specified in Section 5.1.

“ICTA 1988” means the Income and Corporation Taxes Act 1988.

“IHTA 1984” means the Inheritance Tax Act 1984.

“In-Licenses” shall mean all agreements pursuant to which a third party has licensed any Intellectual Property or Intellectual Property Rights to the Company.

“Indebtedness” shall mean all outstanding indebtedness of the Company for borrowed money and any accrued interest thereon, including, without limitation, any short and long-term debt to any creditors, including members and Affiliates of the Company, and capital lease payment obligations.

“Initial Objection Notice” shall have the meaning specified in Section 1.7(e)(ii).

“Initial Response Period” shall have the meaning specified in Section 1.7(e)(ii).

“Installment Due Date” shall have the meaning specified in Section 1.7(d).

“Intellectual Property” shall mean and includes all algorithms, APIs, apparatus, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“IP Contracts” shall mean In-Licenses and Out-Licenses, collectively.

“Joint Written Instruction” shall have the meaning specified in Section 9.5(e).

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“KBC” shall have the meaning specified in Section 7.2(m).

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “knowledge” of a particular fact or other matter if any Person listed on Part A of the Company Disclosure Schedule has Knowledge of such fact or other matter.

“Lease” shall have the meaning specified in Section 2.11(a).

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, legally binding code, edict, decree, rule, regulation, ruling or legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lender Promissory Notes” shall have the meaning specified in Section 1.5.

“Material Contracts” shall have the meaning specified in Section 2.13(a).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated under any applicable Environmental Law.

“Measurement Period” shall have the meaning specified in Section 1.7(d).

“Minority Shareholder SPA” shall mean that certain agreement for the sale and purchase of Company Ordinary Shares held by the Remaining Shareholders to be entered into between each Remaining Shareholder, the Purchaser and the Shareholders’ Representative following the date of this Agreement.

“New Articles of Association” shall mean the New Articles of Association of Pelikon Limited, as adopted by Special Resolution passed on February 19, 2008.

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“Note Payment Amount” shall have the meaning specified in Section 1.6(a).

“Notice Date” shall have the meaning specified in Section 6.5.

“NVF I” shall have the meaning specified in Section 6.6.

“NVF II” shall have the meaning specified in Section 6.6.

“Order” shall mean any decree, permanent injunction, stipulation, order or similar action.

“Out-Licenses” shall mean all agreements pursuant to which the Company has granted to any third party any rights or licenses to Intellectual Property or Company Products.

“Parent” shall have the meaning specified in the introductory paragraph to this Agreement.

“Permitted Encumbrances” shall mean (i) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; (ii) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue, payable without penalty or being contested in good faith; (iii) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not affecting the value or use of such property; (iv) liens securing obligations under a capital lease or securing the purchase price of equipment if such liens do not extend to property other than the property leased under such capital lease or so purchased, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto.

“pSel Hybrid Display” shall mean any product containing a polymer dispersed liquid crystal coated substrate which such product’s application is for a morphing keypad display or LCD display window cover.

“Per Share Contingent Consideration” shall have the meaning specified in Section 1.1(b)(iii).

“Per Share Note Payment Amount” shall have the meaning specified in Section 1.1(b)(iv).

“Person” shall mean any individual, Entity or Governmental Body.

“Plans” shall have the meaning specified in Section 2.18(a).

“Policies” shall have the meaning specified in Section 2.20(a).

“Pre-Closing Period” shall have the meaning specified in Section 6.1(a).

“Purchase Commitments” shall have the meaning specified in Section 2.14(a).

“Purchaser” shall have the meaning specified in the introductory paragraph to this Agreement.

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“Purchaser Actual Return Amount” shall be equal to (a) US$0.30 multiplied by (b) the actual number of pSel Hybrid Display units returned (including returns for warranty claims) to the Selling Parties during the period commencing on March 1, 2011 and ending on August 31, 2011 related to pSel Hybrid Display units sold and delivered to third parties by the Selling Parties during calendar year 2010.

“Purchaser Party” shall mean any of the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates (including the Company following the Closing Date); (c) the respective officers, directors or employees of the Persons referred to in clauses (a) and (b) of this paragraph and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) of this paragraph.

“Real Property” shall have the meaning specified in Section 2.11(b).

“Recourse Amount” shall equal, in aggregate, the sum of US$2,000,000 and any Contingent Consideration payable pursuant to Section 1.7 of this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Body, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” shall mean the Seller Promissory Notes, the Contingent Consideration Note and the Lender Promissory Notes.

“Related Party” shall mean (a) each individual who is a corporate officer or director of the Company; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling interest.

“Remaining Shareholder Promissory Note” shall have the meaning specified in Section 1.6(a).

“Remaining Shareholder Shares” shall have the meaning specified in the Recitals to this Agreement.

“Remaining Shareholders” shall have the meaning specified in the Recitals to this Agreement.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Response Notice” shall have the meaning specified in Section 9.5(b).

“Sale” shall mean the purchase and sale of the Shares pursuant to this Agreement.

“Sales Statement” shall have the meaning specified in Section 1.7(c)(i).

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“Schedule of Company Transaction Costs” shall have the meaning specified in Section 1.4.

“Sellers” shall have the meaning specified in the Recitals to this Agreement.

“Sellers Promissory Notes” shall have the meaning specified in Section 1.6(a).

“Selling Parties” shall have the meaning specified in Section 1.7(b).

“Selling Shareholder Promissory Note” shall have the meaning specified in Section 1.6(a).

“Selling Shareholder Shares” shall have the meaning specified in the Recitals to this Agreement.

“Selling Shareholders” shall have the meaning specified in the introductory paragraph to this Agreement.

“Shares” shall have the meaning specified in the Recitals to this Agreement.

“Shareholders’ Representative” shall have the meaning specified in the introductory paragraph to this Agreement.

“Subsidiary” any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Taxation” or “Tax” means any form of taxation, withholding, duty, impost, levy or tariff in each case in the nature of taxation, anywhere in the world, whenever and wherever imposed including, without limitation, income tax, corporation tax, capital gains tax, value added tax, import or export duties, stamp duty, stamp duty reserve tax, national insurance and social security contributions, and including any fines, penalties, surcharge, interest or other imposition relating to any such tax, withholding, duty, impost or levy.

“Tax Authority” or “Taxation Authority” means any authority or body, anywhere in the world and whether national or otherwise, having the power or authority or other function in relation to Tax.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxation Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

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“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation in any jurisdiction making any provision for or in relation to Tax.

“Tax Warranties” shall mean the warranties set out at Section 2.17 of this Agreement.

“TCGA 1992” means the Taxation of Capital Gains Act 1992.

“Third Party Claims” shall have the meaning specified in Section 9.6.

“Transaction Costs” shall mean all fees, costs and expenses incurred by the Sellers or by the Company for its account or for the account of any of the Sellers at any time in connection with pursuing, negotiating or consummating the Letter of Intent, this Agreement, the Related Agreements and/or the transactions contemplated hereby or thereby, including, without limitation, legal, investment banking and other professional fees and expenses, including, without limitation, any fees payable to the Financial Advisor in connection therewith (other than fees payable to the Financial Advisor in accordance with Section 1.7(f), if any), the amount of all bonuses, accelerated payments or other similar amounts that may become payable by the Company to any directors, officers or employees of the Company or to other Persons in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, any Taxes or other amounts payable by the Company in connection therewith, the amount of any Taxes payable by the Company with respect to the cancellation and termination of Company Rights, fees and expenses for any appraisal or other valuation of the Company performed by the Company or the Sellers, travel and overhead expenses of representatives of the Sellers or the Company incurred in connection with pursuing, negotiating or consummating this Agreement, the Related Agreements or the transactions contemplated hereby or thereby and one-half of any filing fees associated with obtaining any domestic or foreign antitrust, anti-competition or other necessary Governmental Authorization required for the consummation of the transactions contemplated by this Agreement.

“Transactions” shall mean the Sale and the other transactions contemplated by this Agreement and the Related Agreements.

“Unaudited Interim Financial Statements” shall have the meaning specified in Section 2.6(a)(ii).

“VAT” means value added tax or any similar sales tax in any jurisdiction.

“VATA 1994” means the Value Added Tax Act 1994.

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